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                                                                    EXHIBIT 10.1




                       MATTHEWS INTERNATIONAL CORPORATION

                               EMPIRE STOCK CORP.

                                       AND

                              THE YORK GROUP, INC.




                            STOCK PURCHASE AGREEMENT

                            Dated as of May 24, 2001



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                                TABLE OF CONTENTS

Page

ARTICLE I.  Purchase of Stock; Consideration.................................1
      1.01  Stock Purchase...................................................1
      1.02  Consideration....................................................2
      1.03  Stock Certificates; Corporate Records............................2
ARTICLE II. Representations and Warranties of York...........................2
      2.01  Organization and Authority.......................................2
      2.02  Due Authorization................................................3
      2.03  Capitalization; Shares...........................................3
      2.04  Absence of Conflicts.............................................4
      2.05  Financial Information............................................5
      2.06  Absence of Material Changes......................................5
      2.07  Title to Properties; Liens.......................................6
      2.08  Material Contracts and Agreements................................8
      2.09  Employment Agreements............................................9
      2.10  Employee Benefit Plans...........................................9
      2.11  Patents, Trademarks, Copyrights, Licenses and Secrecy
            Agreements......................................................11
      2.12  Trade Secrets...................................................13
      2.13  Governmental Licenses and Permits; Consents.....................13
      2.14  Indebtedness and Commitments....................................14
      2.15  Taxes...........................................................14
      2.16  Insurance.......................................................15
      2.18  Compliance with Laws............................................15
      2.19  Environmental and Occupational Safety Matters...................15
      2.20  Brokers' Fees...................................................16
      2.21  Contingencies...................................................16
      2.22  Condition of Tangible Assets....................................16
      2.23  Inventory.......................................................16
      2.24  Books and Records...............................................16
      2.25  Warranties......................................................17
      2.26  Restrictions on Business Activities.............................17
ARTICLE III Representations and Warranties of Matthews and Empire...........17
      3.01  Organization and Authority......................................17
      3.02  Due Authorization...............................................17
      3.03  Absence of Conflicts............................................18
      3.04  Litigation and Claims Against Matthews and Empire...............18
      3.05  Brokers' Fees...................................................18
      3.06  Governmental Approvals..........................................19
      3.07  Warranties......................................................19
ARTICLE IV Covenants........................................................19
      4.01  Employees.......................................................19
      4.02  Financial Statements............................................20
      4.03  Tax Matters.....................................................20
      4.04  Environmental Response..........................................20
      4.05  POST-CLOSING CORPORATE GOVERNANCE OF SUBSIDIARIES...............22
      4.06  USES OF NAMES...................................................23
ARTICLE V Remedies for Breaches of this Agreement...........................23
      5.01  Survival of Representations, Warranties and Covenants...........23


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      5.02  Indemnification Provisions for Benefit of Matthews and Empire...24
      5.03  Indemnification Provisions for Benefit of York..................25
      5.04  Notice of Claim for Indemnification.............................26
      5.05  Matters Involving Third Parties.................................26
      5.06  EXCLUSIVE REMEDY................................................28
ARTICLE VI Definitions......................................................28
ARTICLE VII Miscellaneous...................................................33
      7.01  Further Assurances..............................................33
      7.02  Expenses........................................................33
      7.03  Governing Law...................................................33
      7.04  Entire Agreement; Modification; Waiver..........................33
      7.05  Notices.........................................................33
      7.06  Counterparts....................................................34
      7.07  Matters of Construction, Interpretation and the Like............34
            (a) Construction................................................34
            (b) Severability................................................35
      7.08  No Third-Party Beneficiaries....................................35
      7.09  Succession and Assignment.......................................35
      7.10  Time of Essence.................................................35
      7.11  Noncompetition..................................................35
            (a) Non-Disclosure of Confidential Information..................35
            (b) Restrictions on Competition.................................35
            (c) Remedies....................................................35
            (d) Authorization to Modify Restrictions........................36

SCHEDULES

      Schedule 2.01(b)        Subsidiaries and Investments; Foreign
                              Jurisdictions of York Bronze
      Schedule 2.01(c)        Subsidiaries and Investments; Foreign
                              jurisdictions of OMC
      Schedule 2.01(d)        Subsidiaries and Investments; Foreign
                              Jurisdictions  of Sub 1
      Schedule 2.03(a)        Capitalization of York Bronze
      Schedule 2.03(b)        Capitalization of OMC
      Schedule 2.03(c)        Capitalization of Sub 1
      Schedule 2.04           Third Party Consents
      Schedule 2.05           Financial Statements
      Schedule 2.06           Changes Since December 31, 2000
      Schedule 2.07(a)(i)     York Bronze Real Property
      Schedule 2.07(a)(ii)    OMC Real Property
      Schedule 2.07(a)(iii)   Sub 1 Real Property
      Schedule 2.07(b)        Buildings and Equipment
      Schedule 2.07(c)        Other Assets Schedule 2.08 Contracts and
                              Agreements
      Schedule 2.09           Employment Contracts
      Schedule 2.10           Employee Benefit Plans
      Schedule 2.11           Patents, Trademarks and Copyrights
      Schedule 2.12           Trade Secrets
      Schedule 2.14           Indebtedness and Commitments
      Schedule 2.15           Taxes
      Schedule 2.17           Litigation and Claims
      Schedule 2.18           Compliance with Laws
      Schedule 2.19           Environmental and Occupational Safety Matters
      Schedule 2.21           Contingencies



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      Schedule 4.04           Environmental Response Activities
      Schedule 4.05(e) Officers of York Bronze, OMC and Sub 1 Immediately After Closing




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                            STOCK PURCHASE AGREEMENT

            THIS STOCK PURCHASE AGREEMENT ("Agreement") dated as of May 24, 2001, is entered into by and among MATTHEWS INTERNATIONAL CORPORATION, a Pennsylvania corporation ("Matthews"), EMPIRE STOCK CORP., a Delaware corporation ("Empire"), and THE YORK GROUP, INC., a Delaware corporation ("York"). Capitalized terms used in this Agreement which are not otherwise defined herein are defined in Article VI hereof.

                                   WITNESSETH:

            WHEREAS, Empire is a wholly-owned subsidiary of Matthews; and

            WHEREAS, York is the sole shareholder of York Bronze Company, a Delaware corporation ("York Bronze"), and of OMC Industries, Inc., a Texas corporation ("OMC"); and

            WHEREAS, York Bronze and OMC collectively own all of the issued and outstanding shares of common stock and preferred stock of York Bronze Trade Company, a West Virginia corporation ("Sub 1") (each of York Bronze and OMC are referred to at times herein as a "Subsidiary" and collectively as the "Subsidiaries," which term shall also include any of their respective subsidiaries, including Sub 1); and

            WHEREAS, on May 21, 2001, York Bronze and OMC transferred and conveyed to Sub 1 approximately 75% of the collective assets and Sub 1 assumed all liabilities of York Bronze and OMC (not including the Excluded Assets, as defined herein) in exchange for all of the issued and outstanding shares of common stock and of preferred stock of Sub 1 (the "Sub 1 Asset Transfer"); and

            WHEREAS, prior to the date hereof, Empire acquired from York Bronze and OMC all of the remaining assets of York Bronze and OMC (other than the Excluded Assets, the Sub 1 Common Stock and the Sub 1 Preferred Stock, as defined herein) pursuant to that certain Asset Purchase Agreement dated as of May 24, 2001 (the "Asset Purchase Agreement") among Empire, York Bronze and OMC; and

            WHEREAS, York wishes to sell to Empire, and Empire wishes to purchase from York, approximately 75% of the issued and outstanding shares of the capital stock of York Bronze and of OMC upon the terms and conditions set forth herein; and

            WHEREAS, as an inducement for York to sell approximately 75% of the capital stock of York Bronze and of OMC to Empire, Matthews has agreed to enter into this Agreement and to make representations, warranties, covenants, acknowledgments and agreements set forth herein to York and for York's benefit hereunder.

            NOW THEREFORE, in consideration of the mutual covenants and agreements contained herein and intending to be legally bound hereby, the parties hereto covenant and agree as follows:

                                    ARTICLE I
                        Purchase of Stock; Consideration

1.01 STOCK PURCHASE. In reliance upon the representations and warranties contained herein and on the terms and conditions of this Agreement, York hereby sells, conveys, assigns, transfers and delivers to Empire, free and clear of all Liens, and Empire hereby purchases from York, for the consideration specified in
Section 1.02 hereof, 755.42725 shares (the "York Bronze Purchased Shares") of


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the common stock of York Bronze, par value $0.001 per share (the "York Bronze
Common Stock"), and 755.55556 shares (the "OMC Purchased Shares") of the common stock of OMC, par value $0.10 per share (the "OMC Common Stock"). The York Bronze Purchased Shares and the OMC Purchased Shares are collectively referred to as the "Purchased Stock". The Purchased Stock represents 75.542725% of all of the issued and outstanding shares of York Bronze Common Stock and 75.555556% of all of the issued and outstanding shares of the OMC Common Stock.

            1.02 CONSIDERATION. Empire hereby purchases the Purchased Stock and, in exchange therefor, concurrently herewith delivers to York via wire transfer in immediately available funds Thirty Two Million Seven Hundred Ten Thousand Dollars ($32,710,000) in consideration of the York Bronze Common Stock Three Million Four Hundred Thousand Dollars ($3,400,000) in consideration of the OMC Common Stock (the "Purchase Price").

            1.03 STOCK CERTIFICATES; CORPORATE RECORDS. York hereby delivers to Empire certificates for the York Bronze Purchased Shares and the OMC Purchased Shares duly issued and registered in the name of Empire or accompanied by stock powers duly executed in blank, free and clear of all Liens. York shall also deliver promptly after the date hereof the minute books, stock books, financial records, customer lists and other corporate records of each of the Subsidiaries.

                                   ARTICLE II
                     Representations and Warranties of York

            York represents and warrants to Empire and to Matthews that the statements contained in this Article II are correct and complete as of the date of the Sub 1 Asset Transfer, the date of the closing of the transactions contemplated by the Asset Purchase Agreement and also immediately prior to the execution and effectiveness of this Agreement, except (i) as contemplated by the Asset Purchase Agreement or any documents, disclosure schedules or transactions related thereto or contemplated thereby, (ii) as may result from or may be contemplated by the Sub 1 Asset Transfer or the Liquidation (as defined below) of York Bronze or OMC, and (iii) that each of the representations, warranties and statements in this Article II are qualified in their entirety by the Disclosure Schedules and the information set forth or referred to therein. Notwithstanding anything to the contrary in this Agreement, York makes no representations nor any warranties respecting the completeness, legality, effects or consequences of the Sub 1 Asset Transfer or the Liquidation of York Bronze and OMC.

            2.01 ORGANIZATION AND AUTHORITY. (a) York is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. York has full corporate power and authority to own and lease the property and assets it now owns and leases and to carry on its business as and where such property and assets are now owned or leased and such business is now conducted. The copies of the certificate of incorporation and bylaws of York, which have previously been delivered to Empire and/or to Matthews, are complete and correct and in either case have not been amended since March 31, 2001. York has the corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. There are no dissolution, liquidation or bankruptcy proceedings pending, contemplated by or, to York's knowledge, threatened against York.

            (b) York Bronze is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. York Bronze (i) has full corporate power and authority to own and lease the property and assets it now owns and leases and to carry on its business as and where such property and assets are now owned or leased and such business is now conducted and (ii) except as set forth on Schedule 2.01(b), has not owned and does not now own directly or indirectly any debt or equity securities issued by any other corporation, or any interest in any partnership, joint venture or other business enterprise. Schedule 2.01(b) sets forth a true and complete list of each jurisdiction in which York Bronze is qualified to do business as a foreign corporation. The copies of the certificate of incorporation and bylaws of York


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Bronze, which have previously been delivered to Empire and/or to Matthews, are complete and correct and in either case have not been amended since March 31, 2001. There are no bankruptcy proceedings pending or, to York's knowledge, threatened against York Bronze.

            (c) OMC is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas. OMC (i) has full corporate power and authority to own and lease the property and assets it now owns and leases and to carry on its business as and where such property and assets are now owned or leased and such business is now conducted and (ii) except as set forth on Schedule 2.01(c), has not owned and does not now own directly or indirectly any debt or equity securities issued by any other corporation, or any interest in any partnership, joint venture or other business enterprise.
Schedule 2.01(c) sets forth a true and complete list of each jurisdiction in which OMC is qualified to do business as a foreign corporation. The copies of the certificate of incorporation and bylaws of OMC, which have previously been delivered to Empire and/or to Matthews, are complete and correct and in either case have not been amended since March 31, 2001. There are no bankruptcy proceedings pending or, to York's knowledge, threatened against OMC.

            (d) Sub 1 is a corporation duly organized and validly existing and in good standing under the laws of the State of West Virginia. Sub 1 has full corporate power and corporate authority to own and lease the property and assets it now owns and leases and to carry on its business as and where such property and assets are now owned or leased and such business is now conducted. Except as set forth on Schedule 2.01(d), Sub 1 has not owned and does not now own directly or indirectly any debt or equity securities issued by any other corporation, or any interest in any partnership, joint venture or other business enterprise.
Schedule 2.01(d) sets forth a true and complete list of each jurisdiction in which Sub 1 is qualified to do business as a foreign corporation. The copies of the certificate of incorporation and bylaws of Sub 1 which have previously been delivered to Empire and/or to Matthews, are complete and correct as of the date hereof. There are no dissolution, liquidation or bankruptcy proceedings pending, contemplated by or, to York's, York Bronze's or OMC's knowledge, threatened against Sub 1.

            2.02 DUE AUTHORIZATION. The execution and delivery by York of this Agreement and each of the other Transaction Documents to which it is a party, the performance by it of all the terms and conditions hereof and thereof to be performed by it and the consummation of the transactions contemplated hereby and thereby, have been duly authorized and approved by all necessary corporate proceedings on the part of York. No other corporate proceeding on the part of York is necessary to approve and adopt this Agreement and each of the other Transaction Documents to which it is a party and to consummate the transactions contemplated hereby and thereby. This Agreement and each of the other Transaction Documents to which it is a party has been duly and validly executed and delivered by York and constitute the legal, valid and binding obligations of York enforceable against York in accordance with their respective terms, subject to bankruptcy, insolvency or other similar laws of general application affecting creditors' rights and general principles of equity.

            2.03 CAPITALIZATION; SHARES. (a)(i) The entire authorized capital stock of York Bronze consists of 10,000 shares of York Bronze Common Stock, of which 1,000 shares are issued and outstanding. Except as set forth on Schedule 2.03(a), all such outstanding shares of York Bronze Common Stock are validly issued, fully paid, nonassessable and are owned beneficially and of record by York, free and clear of all Liens. Except as set forth on Schedule 2.03(a), (i) there are outstanding no securities, subscriptions, options, warrants, phantom stock rights, calls or rights of any kind, or rights with respect to convertible debt, issued or granted by, or binding upon, York or York Bronze with respect to any shares of capital stock of York Bronze, and (ii) there are no shareholder agreements or similar agreements with respect to York Bronze.

            (ii) Except as set forth on Schedule 2.03(a), York has good and indefeasible title to the


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York Bronze Purchased Shares and has the unrestricted right and power to sell and transfer the York Bronze Purchased Shares to Empire in the manner contemplated herein, free and clear of all Liens, and the transfer of such York Bronze Purchased Shares by York to Empire will transfer to Empire good and valid title to such York Bronze Purchased Shares free and clear of all Liens. The York Bronze Purchased Shares represent 75.542725% of all issued and outstanding capital stock of York Bronze.

            (b)(i) The entire authorized capital stock of OMC consists of 75,000 shares of OMC Common Stock, of which 1,000 shares are issued and outstanding. All such outstanding shares of OMC Common Stock are validly issued, fully paid, nonassessable and are owned beneficially and of record by York, free and clear of all Liens, except as set forth on Schedule 2.03(b). Except as set forth on
Schedule 2.03(b), (i) there are outstanding no securities, subscriptions, options, warrants, phantom stock rights, calls or rights of any kind, or rights with respect to convertible debt, issued or granted by, or binding upon, York or OMC with respect to any shares of capital stock of OMC, and (ii) there are no shareholder agreements or similar agreements with respect to OMC.

            (ii) Except as set forth on Schedule 2.03(b), York has good and indefeasible title to the OMC Purchased Shares and has the unrestricted right and power to sell and transfer all of its shares of the OMC Purchased Shares to Empire in the manner contemplated herein, free and clear of all Liens, and the transfer of such OMC Purchased Shares by York to Empire will transfer to Empire good and valid title to such OMC Purchased Shares free and clear of all Liens. The OMC Purchased Shares represent 75.555556% of the issued and outstanding capital stock of OMC.

            (c)(i) The entire authorized capital stock of Sub 1 consists of 10,000,000 shares of common stock, par value $1.00 per share (the "Sub 1 Common Stock") of which 3,000,000 shares are issued and outstanding, and 50,000,000 shares of Non-Qualified Series A Preferred Stock, par value $1.00 per share (the "Sub 1 Preferred Stock") of which 32,900,000 shares are issued and outstanding. The Sub 1 Common Stock and the Sub 1 Preferred Stock are herein referred to collectively as the "Sub 1 Stock." All such outstanding shares of Sub 1 Stock are validly issued, fully paid, nonassessable and are owned beneficially and of record by York Bronze and by OMC, free and clear of all Liens, except as set forth on Schedule 2.03(c). Except as set forth on Schedule 2.03(c), (i) there are outstanding no securities, subscriptions, options, warrants, phantom stock rights, calls or rights of any kind, or rights with respect to convertible debt, issued or granted by, or binding upon York Bronze, OMC or Sub 1 with respect to any shares of capital stock of Sub 1, and (ii) there are no shareholder agreements or similar agreements with respect to Sub 1.

            (ii) York Bronze and OMC have good and marketable title to the Sub 1 Stock and have the unrestricted right and power to sell and transfer all of their shares of the Sub 1 Stock, except as set forth on Schedule 2.03 (c).

            2.04 ABSENCE OF CONFLICTS. Except as a result of the Sub 1 Asset Transfer or as set forth on Schedule 2.04, neither the execution and delivery by York of this Agreement and each of the other Transaction Documents to which it is a party, the compliance by York with the terms and conditions hereof and thereof, nor the consummation by York of the transactions contemplated hereby or thereby will:

            (a) conflict with any of the terms, conditions or provisions of the certificate of incorporation or bylaws of York or of any of the Subsidiaries,

            (b) violate any provision of, or require any consent, authorization or approval under, any law or administrative regulation or any judicial, administrative or arbitration order, award, judgment, writ, injunction or decree applicable to, or any Permit issued to, or notice to or filing with any Governmental Authority with respect to York or to any of the Subsidiaries,


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            (c) to York's knowledge, violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the properties or assets of any of the Subsidiaries under, or require any consent, authorization or approval under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, Lien or other agreement, instrument for borrowed money, any guarantee of any agreement or instrument for borrowed money or any license, lease or any other agreement or instrument to which York or any of the Subsidiaries is a party, or by which it or any of its properties or assets may be bound or affected,

            (d) result in the creation of any Lien upon any of the properties or assets of any of the Subsidiaries, or

            (e) give to others any material rights or interests (including rights of purchase, termination, cancellation or acceleration), under any such indenture, mortgage, Lien, lease, agreement or instrument; except as would not have a Material Adverse Effect.

            2.05 FINANCIAL INFORMATION. York has heretofore furnished to Empire and/or to Matthews the financial statements and information with respect to each of the Subsidiaries described on Schedule 2.05 (the "Financial Statements"). The Financial Statements, in the context of their original use as part of the financial statements of the consolidated group of which York is the parent, and subject to such consolidated financial statements and the notes thereto as included in York's applicable SEC filings under the Securities Exchange Act of 1934, as amended, complied as to form in all material respects with applicable accounting requirements, were prepared in accordance with generally accepted accounting principles ("GAAP") consistently applied during the periods involved and fairly present:

            (a) the balance sheet of York Bronze and OMC as of March 31, 2001 and as of December 31, 2000 and 1999; and

            (b) the results of operations and changes in financial position of York Bronze and OMC for the three-month period ending March 31, 2001 and for the fiscal year ended December 31, 2000, and York Bronze for the fiscal year ended December 31, 1999.

The books and records of each of the Subsidiaries from which the Financial Statements were prepared properly and accurately reflect the transactions and activities which they purport to record except as would not have a Material Adverse Effect. Except as disclosed on Schedule 2.05 or as required by GAAP, neither York nor any of the Subsidiaries has, since March 31, 2001, made any change in the accounting practices or policies applied in the preparation of the Financial Statements.

            2.06 ABSENCE OF MATERIAL CHANGES. Except as set forth on Schedule
2.06 or the Financial Statements, since December 31, 2000, there has not been:

            (a) any Material Adverse Effect with respect to any of the Subsidiaries, or any event, condition or state of facts which could be reasonably expected (i) to have a Material Adverse Effect on the business, operations, properties or assets of any of the Subsidiaries, or (ii) to impair the ability of York to perform its obligations under this Agreement,

            (b) any damage, destruction, condemnation or loss, whether covered by insurance or not, which has had, or could reasonably be expected to have, a Material Adverse Effect on the business, operations, properties or assets of any of the Subsidiaries, or


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            (c) any material strikes or work stoppages against the operations of any of the Subsidiaries relating to the conduct of its business or any injunction, order, writ or decree of any Governmental Authority against such strikes or work stoppages.

            2.07 TITLE TO PROPERTIES; LIENS.

            (A) REAL PROPERTY. (i) Schedule 2.07(a)(i) identifies all interests of York Bronze in fee, in leaseholds under leases, and in easements, licenses and other interests in real property owned by York Bronze (the "York Bronze Real Property"). Except for the York Bronze Real Property, no other real property is owned by York Bronze. Schedule 2.07(a)(i) identifies, and York has heretofore made available to Empire and/or to Matthews true and complete copies of, all deeds, leases or other instruments, in each case as in effect on the date hereof (the "York Bronze Real Property Instruments"), which evidence the interests of York Bronze in the York Bronze Real Property. Except as set forth in Schedule 2.07(a)(i), all of such deeds, leases and other instruments are in full force and effect, and there is no default, nor any event which with notice or the lapse of time or both could become a default, under any such deeds, leases or other instruments, by York Bronze or any other party thereto except as would not have a Material Adverse Effect. Except as set forth in Schedule 2.07(a)(i), York Bronze has good title to the York Bronze Real Property, free and clear of any and all Liens other than Permitted Liens, and no consent, waiver, approval or authorization is required under any of the York Bronze Real Property Instruments as a result of the execution of this Agreement or the consummation of the transactions contemplated hereby.

            (ii) Schedule 2.07(a)(ii) identifies all interests of OMC in fee, in leaseholds under leases, and in easements, licenses and other interests in real property owned by OMC (the "OMC Real Property"). Except for the OMC Real Property, no other real property is owned by OMC. Schedule 2.07(a)(ii) identifies, and York has heretofore made available to Empire and/or to Matthews true and complete copies of, all deeds, leases or other instruments, in each case as in effect on the date hereof (the "OMC Real Property Instruments"), which evidence the interests of OMC in the OMC Real Property. Except as set forth in Schedule 2.07(a)(ii), all of such deeds, leases and other instruments are in full force and effect, and there is no default, nor any event which with notice or the lapse of time or both could become a default, under any such deeds, leases or other instruments, by OMC or any other party thereto except as would not have a Material Adverse Effect. Except as set forth in Schedule 2.07(a)(ii), OMC has good title to the OMC Real Property, free and clear of any and all Liens other than Permitted Liens and no consent, waiver, approval or authorization is required under any of the OMC Real Property Instruments as a result of the execution of this Agreement or the consummation of the transactions contemplated hereby, each except as would not have a Material Adverse Effect.

            (iii) Schedule 2.07(a)(iii) identifies all interests of Sub 1 in fee, in leaseholds under leases, including such easements, licenses and other interests in real property owned by Sub 1 (the "Sub 1 Real Property"). Except for the Sub 1 Real Property, no other real property is owned by Sub 1. Schedule 2.07(a)(iii) identifies, and York has heretofore made available to Empire and/or to Matthews true and complete copies of, all deeds, leases or other instruments, in each case as in effect on the date hereof (the "Sub 1 Real Property Instruments"), which evidence the interests of Sub 1 in the Sub 1 Real Property. Except as set forth in Schedule 2.07(a)(iii), all of such deeds, leases and other instruments are in full force and effect, and there is no default, nor any event which with notice or the lapse of time or both could become a default, under any such deeds, leases or other instruments, by Sub 1 or any other party thereto except as would not have a Material Adverse Effect. Except as set forth in Schedule 2.07(a)(iii), Sub 1 has good title to the Sub 1 Real Property, free and clear of any and all Liens other than Permitted Liens and no consent, waiver, approval or authorization is required under any of the Sub 1 Real Property Instruments as a result of the execution of this Agreement or the consummation of the transactions contemplated hereby, each except as would not have a Material Adverse Effect.


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            (iv) Notwithstanding the foregoing provisions, representations and warranties of this Section 2.07, interests in fee, in leaseholds under leases, and in easements, licenses and other interests in real property that are disclosed in this Agreement or the Disclosure Schedules as York Bronze Real Property, OMC Real Property or Sub 1 Real Property may be titled to or held or owned by any of the Subsidiaries.

            (B) BUILDINGS AND EQUIPMENT. Schedule 2.07(b) hereto identifies separately:

                  (i) all machinery and equipment owned or leased by York Bronze as lessee having a current replacement cost in excess of $50,000 and the location thereof (the "York Bronze Equipment"),

                  (ii) all machinery and equipment owned or leased by OMC as lessee having a current replacement cost in excess of $50,000 and the location thereof (the "OMC Equipment"),

                  (iii) all machinery and equipment owned or leased by Sub 1 as lessee having a current replacement cost in excess of $50,000 and the location thereof (the "Sub 1 Equipment'),

                  (iv) all leases and other instruments which evidence the interests of York Bronze in the York Bronze Equipment and any other equipment leases under which York Bronze is lessee and which provide for aggregate rental payments after May 1, 2001 in excess of $50,000 (the "York Bronze Equipment Instruments"),

                  (v) all leases and other instruments which evidence the interests of OMC in the OMC Equipment and any other equipment leases under which OMC is lessee and which provide for aggregate rental payments after May 1, 2001 in excess of $50,000 (the "OMC Equipment Instruments"),

                  (vi) all leases and other instruments which evidence the interest of Sub 1 in the Sub 1 Equipment and any other equipment leases under which Sub 1 is lessee and which provide for the aggregate rental payments after May 1, 2001 in excess of $50,000 (the "Sub 1 Equipment Instruments"); and

                  (vii) any other equipment used primarily in the business of the Subsidiaries, but not owned or leased by the Subsidiaries.

York has, to its knowledge, heretofore delivered to Empire and/or to Matthews true and complete copies of all York Bronze Equipment Instruments, OMC Equipment Instruments and Sub 1 Equipment Instruments, in each case as in effect on the date hereof. Except as set forth in Schedule 2.07(b), all such Equipment Instruments are in full force and effect and there is no default, nor any event which with notice or the lapse of time or both will become a default, under any such Equipment Instruments, by York Bronze, OMC or Sub 1 (as the case may be) or by any other party thereto except as would not have a Material Adverse Effect. Except as set forth in Schedule 2.07(b), (A) York Bronze has good title to the York Bronze Equipment it owns, free and clear of any and all Liens other than Permitted Liens, and no consent, waiver, approval or authorization is required under any of the York Bronze Equipment Instruments as a result of the execution of this Agreement or the consummation of the transactions contemplated hereby except as would not have a Material Adverse Effect, (B) OMC has good title to the OMC Equipment it owns, free and clear of any and all Liens other than Permitted Liens, and no consent, waiver, approval or authorization is required under any of the OMC Equipment Instruments as a result of the execution of this Agreement or the consummation of the transactions contemplated hereby except as would not have a Material Adverse Effect and (C) Sub 1 has good title to the Sub 1 Equipment it owns, free and clear of all Liens other than Permitted Liens. None of the buildings and plants, and none of the York Bronze Equipment, the OMC Equipment nor the Sub 1 Equipment, encroaches on the property of others, except as would not have a Material Adverse Effect.

            (C) OTHER ASSETS. Except as set forth in Schedule 2.07(c), all other properties and assets of the Subsidiaries are owned by one or more of the Subsidiaries, free and clear of any and all Liens other than Permitted Liens.

            2.08 MATERIAL CONTRACTS AND AGREEMENTS. Schedule 2.08 identifies the following categories of material contracts, commitments and agreements of the Subsidiaries not otherwise identified in any other Schedule:

            (a) contracts with any current officer or director of York or of any of the Subsidiaries;

            (b) contracts for the sale of any of the business, operations, properties or assets of any of the Subsidiaries, other than in the ordinary course of business, or for the grant to any Person of any preferential rights to purchase any of the business, operations, properties or assets of any of the Subsidiaries, other than inventory in the ordinary course of business;

            (c) contracts containing covenants of any of the Subsidiaries not to compete in any line of business or with any Person in any geographical area or covenants of any other Person not to compete with any of the Subsidiaries in any line of business or in any geographical area;

            (d) all other agreements, contracts or instruments for any of the Subsidiaries which, (i) involve purchases after the date hereof of more than $50,000 from any one seller or group of related sellers, or (ii) involve sales or leases after the date hereof of more than $50,000 to any one buyer or lessee or group of related buyer or lessees,

            (e) all other agreements contracts or instruments which are contracts, commitments or agreements or involve transactions with any Affiliate or subsidiary of York other than any of the Subsidiaries, or

            (f) all agreements, contracts, commitments or instruments otherwise material to the business, operations, properties or assets of any of the Subsidiaries.

The contracts, commitments and agreements listed on Schedule 2.08 are hereinafter called the "Contracts." York has heretofore made available to Empire and/or to Matthews true and complete copies of all Contracts as in effect on the date hereof. Except as set forth in Schedule 2.08 or except as would not have a Material Adverse Effect, all Contracts are in full force and effect (other than those which have been duly performed), and are the legal, valid and binding obligations of the respective Subsidiary, enforceable against such Subsidiary in accordance with their respective terms. Except as set forth on Schedule 2.08, there is no default, nor any event which with notice or the lapse of time or both will become a default, under any of the Contracts, by the respective Subsidiary or any other party thereto, and no consent, waiver, approval or authorization is required under any of the Contracts as a result of the execution of this Agreement or the consummation of the transactions contemplated hereby except as would not have a Material Adverse Effect.

            2.09 EMPLOYMENT AGREEMENTS. Schedule 2.09 identifies:

            (a) each management or employment contract or contract for personal services with any officer, consultant, salesman or other non-union employee or agent of any of the Subsidiaries which is not by its terms terminable at will or on less than 30 days' notice without penalty,

            (b) each officer, consultant, salesman or other non-union employee or agent of any of the Subsidiaries receiving as at the date hereof compensation (including bonuses and commissions, if any) at an annual rate of $60,000 or more, specifying the rate of such compensation (including such bonuses and commissions) and the positions held by such persons, and

            (c) each collective bargaining agreement or other agreement covering unionized or hourly employees to which any of the Subsidiaries is a party or which covers employees of any of the Subsidiaries.

The contracts and agreements identified on Schedule 2.09 are hereinafter called the "Employment Contracts." York has heretofore made available to Empire and/or to Matthews true and complete copies of each of the Employment Contracts as in effect on the date hereof. Except as set forth in Schedule 2.09, all Contracts are in full force and effect (other than those which have been duly performed), and are the legal, valid and binding obligations of the respective Subsidiary, enforceable against such Subsidiary in accordance with their respective terms. Except as listed on Schedule 2.09, there are no material disputes presently subject to any grievance procedure, arbitration or litigation under the Employment Contracts nor is there any material default, or any event which with notice or the lapse of time or both will become a material default, under the Employment Contracts, by the respective Subsidiary or, to the knowledge of York, by any other party thereto. Other than as listed on Schedule 2.09, none of the Subsidiaries is a party to any oral or written agreement or plan, including any employment agreement, severance agreement, retention agreement, stock option plan, stock appreciation rights plan, restricted stock plan or stock purchase plan, any of the benefits of which will be increased, the vesting of the benefits of which will be accelerated, or which will become payable or which at the participant's or holder's option may become payable, due to or by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will, or may be the option of the holder or participant, be calculated on the basis of any of the transactions contemplated by this Agreement.

Except as disclosed on Schedule 2.09, none of the Subsidiaries is a party to any collective bargaining agreement or other labor agreement with any union or labor organization and no union or labor organization has been recognized by any of the Subsidiaries as an exclusive bargaining representative for employees of such Subsidiary. None of the Subsidiaries is the subject of any material proceeding asserting that it has committed an unfair labor practice or is seeking to compel it to bargain with any labor union or labor organization, nor is there pending or threatened, nor has there been for the past three years, any labor strike, dispute, walkout, work stoppage, slow-down or lockout involving any of the Subsidiaries, except in each case as would not, individually or in the aggregate, have a Material Adverse Effect .

            2.10 EMPLOYEE BENEFIT PLANS. (a) Schedule 2.10 contains a list of each Employee Benefit Plan covering employees of the Subsidiaries. With respect to each such Plan, York has made available to Empire and/or to Matthews a true and correct copy of (i) the most recent annual report (Form 5500) filed with the IRS, (ii) such Employee Benefit Plan and all amendments thereto, (iii) each trust agreement, insurance contract or administration agreement relating to such Employee Benefit Plan, (iv) the most recent summary plan description for each Employee Benefit Plan for which a summary plan description is required, (v) the most recent actuarial report or valuation relating to an Employee Benefit Plan subject to Title IV of ERISA, (vi) the most recent determination letter, if any, issued by the IRS with respect to any Employee Benefit Plan intended to be qualified under section 401(a) of the Code, (vii) any request for a determination currently pending before the IRS, (viii) all correspondence with the IRS, the Department of Labor or the PBGC relating to any outstanding controversy, and (ix) all related trust agreements, insurance contracts or other funding agreements which implement each such Employee Benefit Plan. Each Employee Benefit Plan complies with ERISA, the Code and all other applicable statutes and governmental rules and regulations except to the extent that noncompliance would not have a Material Adverse Effect on the Subsidiaries. Except as set forth in Schedule 2.10, (i) no "reportable event" (within the meaning of Section 4043 of ERISA) has occurred within the past three years with respect to any

Employee Benefit Plan which could result in a material liability to any of the Subsidiaries, (ii) none of the Subsidiaries nor any of their respective ERISA Affiliates has withdrawn from any Multiemployer Plan at any time or instituted, or is currently considering taking, any action to do so, and (iii) no action has been taken, or is currently being considered, to terminate any Employee Benefit Plan subject to Title IV of ERISA.

            (b) There has been no failure to make any contribution or pay any amount due to any Employee Benefit Plan as required by Section 412 of the Code,
Section 302 of ERISA, or the terms of any such Plan, and no Employee Benefit Plan, nor any trust created thereunder, has incurred any "accumulated funding deficiency" (as defined in Section 302 of ERISA), whether or not waived.

            (c) With respect to Employee Benefit Plans, no event has occurred and there exists no condition or set of circumstances in connection with which any of the Subsidiaries would be subject, under the terms of such Employee Benefit Plans, ERISA, the Code or any other applicable law, to any liability that would have a Material Adverse Effect on the Subsidiaries. Except as set forth on Schedule 2.10, all Employee Benefit Plans that are intended to be qualified under Section 401(a) of the Code have been determined by the IRS to be so qualified, or a timely application for such determination is now pending or will be filed on a timely basis. None of the Subsidiaries nor any of their respective ERISA Affiliates has been notified by any Multiemployer Plan that such Multiemployer Plan is currently in reorganization or insolvency under and within the meaning of Section 4241 or 4245 of ERISA or that such Multiemployer Plan intends to terminate or has been terminated under Section 4041A of ERISA. Neither the termination of any Multiemployer Plan nor the complete or partial withdrawal by any of the Subsidiaries or any of their respective ERISA Affiliates from any Multiemployer Plan would result in any material liability to any of the Subsidiaries or to any of their respective ERISA Affiliates. Except as set forth on Schedule 2.10, none of the Subsidiaries has any liability or obligation under any welfare plan to provide life insurance or medical benefits after termination of employment to any employee or dependent other than as required by Part 6 of Title 1 of ERISA.

            (d) As used in this Agreement, (i) "Employee Benefit Plan" means a "pension plan" (as defined in Section 3(2) of ERISA (other than a Multiemployer Plan )), a "welfare plan" (as defined in Section 3(1) of ERISA), or any material bonus, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, vacation, severance, death benefit, insurance or other plan, arrangement or understanding, in each case established or maintained or contributed to by any of the Subsidiaries or any of their respective ERISA Affiliates or as to which any of the Subsidiaries or any of their respective ERISA Affiliates or otherwise may have any liability, whether or not covered by ERISA), (ii) "Multiemployer Plan" means a "multiemployer plan" (as defined in Section 4001(a)(3) of ERISA) to which any of the Subsidiaries or any of their respective ERISA Affiliates is or has been obligated to contribute or otherwise may have any liability, and (iii) with respect to any person, "ERISA Affiliate" means any corporation or trade or business (whether or not incorporated) which is under common control, or otherwise would be considered a single employer with such person pursuant to
Section 414(b), (c), (m) or (o) of the Code and the regulations promulgated thereunder or pursuant to Section 4001(b) of ERISA and the regulations promulgated thereunder.

            (e) Schedule 2.10 contains a list of all (i) severance and employment agreements with officers of each of the Subsidiaries, (ii) severance programs and policies of each of the Subsidiaries with or relating to its employees and (iii) plans, programs, agreements and other arrangements of each of the Subsidiaries with or relating to its employees which contain change of control or similar provisions, in each case involving a severance or employment agreement or arrangement with an individual officer or employee, only to the extent such agreement or arrangement provides for minimum annual payments in excess of $50,000. York has provided to Empire and/or to Matthews a true and complete copy of each of the foregoing.

            (f) Except as otherwise set forth on Schedule 2.10, the consummation of the transactions contemplated by this Agreement will not accelerate the time of payment or vesting under any Employee Benefit Plan of the Subsidiaries nor obligate any of the Subsidiaries or Empire to provide any current or former officer, director or employee of York or any of the Subsidiaries with severance pay, unemployment compensation or similar payment.

            2.11 PATENTS, TRADEMARKS, COPYRIGHTS, LICENSES AND SECRECY AGREEMENTS. (a) For the purposes of this Agreement, the following terms have the following definitions:

            "Intellectual Property" shall mean any or all of the following and all worldwide common law and statutory rights in, arising out of, or associated therewith that are used in the ordinary course of the business of York or a Subsidiary or incorporated into current Subsidiary Products: (i) patents and applications therefor and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof ("Patents"); (ii) inventions (whether patentable or not), invention disclosures, improvements, trade secrets, proprietary information, know how, technology, technical data and customer lists, and all documentation relating to any of the foregoing; (iii) copyrights, copyrights registrations and applications therefor, and all other rights corresponding thereto throughout the world; (iv) domain names, uniform resource locators ("URLs") and other names and locators associated with the Internet (collectively, "Domain Names"); (v) industrial designs and any registrations and applications therefor; (vi) trade names, logos, common law trademarks and service marks, trademark and service mark registrations and applications therefor (collectively, "Trademarks"); (vii) all databases and data collections and all rights therein; (viii) all moral and economic rights of authors and inventors, however denominated, and (ix) any similar or equivalent rights to any of the foregoing (as applicable). "York Bronze Intellectual Property" shall mean any Intellectual Property that is owned by, or exclusively licensed to, York Bronze. "OMC Intellectual Property" shall mean any Intellectual Property that is owned by, or exclusively licensed to, OMC. "Sub 1 Intellectual Property" shall mean any Intellectual Property that is owned by, or exclusively licensed to, Sub 1. "Subsidiary Intellectual Property" shall mean, collectively, the York Bronze Intellectual Property, the OMC Intellectual Property and the Sub 1 Intellectual Property.

            "Registered Intellectual Property" means all Intellectual Property that is the subject of an application, certificate, filing, registration or other document in the name of York or a Subsidiary issued, filed with, or recorded by any private, state, government or other legal authority. "York Bronze Registered Intellectual Property" shall mean all of the Registered Intellectual Property owned by, or filed in the name of, York Bronze. "OMC Registered Intellectual Property" shall mean all of the Registered Intellectual Property owned by, or filed in the name of, OMC. "Sub 1 Registered Intellectual Property" shall mean all of the Registered Intellectual Property owned by, or filed in the name of, Sub 1. "Subsidiary Registered Intellectual Property" shall mean, collectively, the York Bronze Registered Intellectual Property, the OMC Registered Intellectual Property and the Sub 1 Registered Intellectual Property.

            "York Bronze Products" means all current versions of products or service offerings of York Bronze. "OMC Products" means all current versions of products or service offerings of OMC. "Sub 1 Products" means all current versions of products or service offerings of Sub 1. "Subsidiary Products" means, collectively, the York Bronze Products, the OMC Products and the Sub 1 Products.

            Except as disclosed in Schedule 2.11 or except as would not have a Material Adverse Effect, no Subsidiary Intellectual Property or Subsidiary Product is subject to any proceeding or outstanding decree, order, judgment, contract, license, agreement or stipulation restricting in any manner the use, transfer or licensing thereof by any of the Subsidiaries, or which may affect the validity, use or enforceability of such Subsidiary Intellectual Property or Subsidiary Product.

            Each item of Subsidiary Registered Intellectual Property, to York's knowledge, is valid and subsisting as provided by law, all necessary registration, maintenance and renewal fees currently due in connection with such Subsidiary Registered Intellectual Property have been made an all necessary documents, recordations and certificates in connection with such Subsidiary Registered Intellectual Property have been filed with the relevant patent, copyright, trademark or other authorities in the United States for the purposes of maintaining such Subsidiary Registered Intellectual Property, except as would not have a Material Adverse Effect.

            (b) Except as disclosed on Schedule 2.11, York Bronze or another Subsidiary owns and has good title to, each material item of York Bronze Intellectual Property, free and clear of any Lien (excluding non-exclusive licenses and related restrictions granted in the ordinary course); and York Bronze or another Subsidiary is the owner or licensee of all Trademarks contained in the York Bronze Intellectual Property. Without limiting the foregoing, (i) York Bronze or another Subsidiary owns or is the licensee of all copyrighted works that are York Bronze Products or which York Bronze otherwise purports to own and (ii) except as, individually or in the aggregate, could not reasonable be expected to have a Material Adverse Effect, to the knowledge of York, Patents held by third parties, excluding the Subsidiaries, would not be infringed by any York Bronze Products.

            (c) Except as further disclosed on Schedule 2.11, OMC or another Subsidiary owns and has good title to, each material item of OMC Intellectual Property, free and clear of any Lien (excluding non-exclusive licenses and related restrictions granted in the ordinary course); and OMC or another Subsidiary is the owner or licensee of all Trademarks contained in the OMC Intellectual Property. Without limiting the foregoing, (i) OMC or another Subsidiary owns or is the licensee of all copyrighted works that are OMC Products or which OMC otherwise purports to own and (ii) except as, individually or in the aggregate, could not reasonable be expected to have a Material Adverse Effect , to the knowledge of York, Patents held by third parties, excluding the Subsidiaries, would not be infringed by any OMC Products.

            (d) Except as further disclosed on Schedule 2.11, Sub 1 or another Subsidiary owns and has good title to, each material item of Sub 1 Intellectual Property, free and clear of any Lien (excluding non-exclusive licenses and related restrictions granted in the ordinary course); and Sub 1 or another Subsidiary is the owner of all Trademarks contained in the Sub 1 Intellectual Property. Without limiting the foregoing (i) Sub 1 or another Subsidiary owns or is the licensee of all copyrighted works that are Sub 1 Products or which Sub 1 otherwise purports to own and (ii) except as, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect, to the knowledge of York, Patents held by third parties, excluding the Subsidiaries, would not be infringed by any Sub 1 Products.

            (e) Except as disclosed on Schedule 2.11 or except as would not have a Material Adverse Effect, to the extent that any technology, software or Intellectual Property has been developed or created independently or jointly by a third party for any of the Subsidiaries or is incorporated into any of the Subsidiary Products, a Subsidiary has a written agreement with such third party with respect thereto and has thereby either (i) obtained ownership of or (ii) obtained a perpetual, non-terminable license (sufficient for the conduct of its business as currently conducted and as proposed to be conducted) to all such third party's Intellectual Property in such technology, software or Intellectual Property by operation of law, by valid assignment or by license.

            (f) To the knowledge of York, none of the Subsidiaries has transferred ownership of, or granted any exclusive license with respect to, any Intellectual Property that is Subsidiary Intellectual Property, to any third party, or knowingly permitted the Subsidiaries' collective rights in such Subsidiary Intellectual Property to lapse or enter the public domain.

            (g) Schedule 2.11 lists all contracts, licenses and agreements to which any of the Subsidiaries is a party and that remain in effect: (i) with respect to Subsidiary Intellectual Property licenses or transferred to any third party resulting in, or which may result in, annual payments of U.S. $20,000 or more to any of the Subsidiaries, or (ii) pursuant to which a third party has licensed or transferred any Intellectual Property to any of the Subsidiaries, except with respect to generally available commercial Intellectual Property.

            (h) To the knowledge of York, the operation of each Subsidiary's business as such business currently is conducted, including (i) such Subsidiary's design, development, manufacture, distribution, reproduction, marketing or sale of the products or services of its business (including Subsidiary Products), and (ii) such Subsidiary's use of any product device or process, has not infringed or misappropriated the Intellectual Property of any third party.

            (i) None of the Subsidiaries have received written notice from any third party that the operation of its business or any act, product or service of such Subsidiary infringes or misappropriates the Intellectual Property of any third party or constitutes unfair competition or trade practices under the laws of any jurisdiction, except as disclosed on Schedule 2.11.

            (j) To the knowledge of York, no Person has infringed or is infringing or misappropriating any Subsidiary Intellectual Property.

            2.12 TRADE SECRETS. Subject to the license and secrecy agreements listed on Schedule 2.12 hereto, the Subsidiaries collectively have the right to use, free and clear of any claims of others (pending or, to the knowledge of York, threatened) except the other Subsidiaries, all trade secrets, customer lists and technical information being used in their businesses to the extent and on the products on which, or in respect of which, such items are being used.

            2.13 GOVERNMENTAL LICENSES AND PERMITS; CONSENTS. (a) Except as disclosed in Disclosure Schedules, each Subsidiary (except no representation is made as to Sub 1) is in possession of all franchises, grants, authorizations, licenses, permits, charters, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Authority (collectively, "Permits") necessary for such Subsidiary to own, lease and operate its properties or to carry on its business except as would not have a Material Adverse Effect (the "Subsidiary Permits"), and no suspension or cancellation of any of the Subsidiary Permits is pending or, to the knowledge of York, threatened except as would not have a Material Adverse Effect.

            (b) No consents or approvals or filings or registrations with any Governmental Authority, or under any third party contract, are required to be made by York or by any of the Subsidiaries or obtained by York or by any of the Subsidiaries in connection with (i) the execution and delivery by York of this Agreement and the other Transaction Documents, and (ii) the consummation by York of the transactions contemplated by this Agreement.

            2.14 INDEBTEDNESS AND COMMITMENTS. Schedule 2.14 hereto identifies each indenture, mortgage, promissory note, or other instrument for borrowed money under which any of the Subsidiaries has outstanding any indebtedness, guaranty or liability for borrowed money or the deferred purchase price of property or has the right or obligation to incur any such indebtedness, guaranty or liability in each case in excess of $50,000 (the "Debt Instruments"). York has heretofore made available to Empire and/or to Matthews true and complete copies of each of the Debt Instruments as in effect on the date hereof. Except as set forth in Schedule 2.14 and except as would not have a Material Adverse Effect, there is no event of default or condition or event which, with the giving of notice or the lapse of time or both, could become an event of default under any of the Debt Instruments.

            2.15  TAXES.  Except as set forth in Schedule 2.15 hereto:

            (a) York and each of the Subsidiaries has prepared and executed and duly filed when due all United States Federal, state and other Tax Returns required to be filed by applicable laws and regulations and have duly and timely paid all Taxes or installments thereof that are due with respect to such Tax Returns;

            (b) there are no Liens with respect to Taxes upon any of the assets of any of the Subsidiaries, other than Liens with respect to Taxes that are not yet due or remain payable without penalty or are being contested in good faith and by appropriate proceedings;

            (c) there are no agreements, waivers or arrangements by York or by any of the Subsidiaries for the extension of the time for the assessment of any amounts of Tax, and no power of attorney granted by York or by any of the Subsidiaries with respect to any Taxes is currently in effect. No closing agreement under Section 7121 of the Code or any similar provision of any state or local law has been entered into by or with respect to any of the Subsidiaries;

            (d) all United States Federal, state and local income Tax Returns of York and each of the Subsidiaries for each year to and including the year ended December 31, 1996 have been examined by or accepted as filed with the relevant Tax authorities and any asserted deficiencies settled and paid;

            (e) there have been no deficiencies proposed as a result of the examination of any United Stated Federal, state or other Tax Returns filed by York or by any of the Subsidiaries. No audit or other proceeding by any Governmental Authority is pending or, to the knowledge of York, threatened with respect to any Taxes due from or with respect to York or any of the Subsidiaries or any Tax Return filed by or with respect to York or any of the Subsidiaries, and no assessment of Tax, has been proposed and delivered in writing against York or any of the Subsidiaries or any of their respective assets;

            (f) Neither York nor any of the Subsidiaries has filed or consented to the filing of any United States Federal or state consolidated income Tax Return with any other Person (other than a group the common parent of which was York) during the three (3) years immediately preceding the date hereof;

            (g) Neither York nor any of the Subsidiaries has any liability or potential liability with respect to any consolidated Tax Return filed or to be filed by any Person (other than a group the common parent of which is York);

            (h) Neither York nor any of the Subsidiaries has consented to the application to it of Section 341(f)(2) of the Code; and

            (i) Each Subsidiary has duly and timely withheld from employee salaries, wages, and other compensation and paid over to the appropriate Taxing authorities all amounts required to be so withheld and paid over for all periods under all applicable laws.

            2.16 INSURANCE. York has made available to Empire and/or to Matthews complete and correct copies of all insurance policies insuring the Subsidiaries as in effect on the date hereof. York or each Subsidiary has in effect insurance coverage for the Subsidiaries with reputable insurer, which in respect of amounts, premiums, types and risks insured, constitutes reasonably adequate coverage against all risks customarily insured against by companies of comparable size and with similar operations.

            2.17  LITIGATION AND CLAIMS.  Except as set forth in Schedule 2.17:

            (a) There are no actions, suits or proceedings pending or threatened against York or any of the Subsidiaries or any of their respective directors, officers or employees, the business, operations, properties or assets of any of the Subsidiaries or any Employee Benefit Plan relating to the transactions contemplated by this Agreement, or which could reasonably be expected, if adversely determined, to delay, prevent or hinder the consummation of the transactions contemplated by this Agreement,

            (b) Neither York nor any of the Subsidiaries or any of their respective directors, officers or employees has been charged with violating or threatened in writing with a charge of violating, any provision of any United States Federal, state, local or foreign law or administrative ruling or regulation, and

            (c) neither York nor any of the Subsidiaries has received any currently effective notice of any default, nor to York's knowledge is in default, under any order, writ, injunction, decree or Permit of any Governmental Authority.

Except as set forth in Schedule 2.17 or elsewhere on the Disclosure Schedules, to York's knowledge there is no investigation of the business, operations, properties or assets of any of the Subsidiaries being conducted by any Governmental Authority.

            2.18 COMPLIANCE WITH LAWS. Except as would not have a Material Adverse Effect or except as set forth in Schedule 2.18, to York's knowledge each Subsidiary (i) is in compliance with all laws, regulations, orders, judgments or decrees of any Governmental Authority, provided that no representation is made as to Environmental Laws, and (ii) has made and is current with respect to all filings, reports, certificates, returns and other documentation and writings required to be furnished at any time or from time to time to any Governmental Authority, and all such materials so furnished were true, correct and complete, all amounts shown as due thereon have been paid in full or appropriately reserved for and based on the affairs, revenues, enrollment or other applicable measure of operations or assets during the period in question, each such filing, report, certificate, return or other document or writing correctly stated and reported the amount due.

            2.19 ENVIRONMENTAL AND OCCUPATIONAL SAFETY MATTERS. With respect to all applicable federal, state, local, regional and foreign laws, rules and regulations, orders, decrees, common law, judgments, permits and licenses relating to public and worker health and safety (collectively, "Worker Safety Laws") and relating to the protection, regulation and clean-up of the indoor and outdoor environment, including, without limitation, those relating to the generation, handling, disposal, transportation or release of hazardous or toxic materials, substances, wastes, pollutants and contaminants including, without limitation, asbestos, petroleum, radon and polychlorinated biphenyls (collectively, "Environmental Laws") York has in good faith made reasonable efforts to disclose on Schedule 2.19 and during due diligence any matter which, to York's knowledge, could have a Material Adverse Effect, but otherwise makes no statements, representations or warranties and Empire and Matthews take the Purchased Stock, the Subsidiaries and their assets and liabilities "AS IS, WHERE IS" AND "WITH ALL FAULTS" with respect to such Environmental Laws and Worker Safety Laws.

            2.20 BROKERS' FEES. York has not incurred any liability for brokerage fees, finder's fees, agent's commissions or other similar forms of compensation in connection with this Agreement or any transaction contemplated hereby for which any of the Subsidiaries, Empire or Matthews will be responsible.

            2.21  CONTINGENCIES.  Except for:

            (a) liabilities which are disclosed and fully provided for in the most recent balance sheet referred to in Section 2.05,

            (b) liabilities incurred in the usual and ordinary course of business of the Subsidiaries subsequent to the date of such balance sheet and on or prior to the Closing Date,

            (c) liabilities disclosed in Schedule 2.21 to this Agreement, and

            (d) liabilities relating to Environmental Laws,

none of the Subsidiaries has any material liabilities or obligations (absolute or contingent, known or unknown, asserted or unasserted), including without limitation contingent liability for the performance of any obligation by any other Person.

            2.22 CONDITION OF TANGIBLE ASSETS. To the knowledge of York, no tangible assets of the Subsidiaries which are material to the operations of the Subsidiaries are reasonably likely to be unavailable for use (except to the extent scheduled to be repaired or replaced) in the ordinary course of business during the next three months succeeding the date of this Agreement or except as would not have a Material Adverse Effect. Subject to the previous sentence and the representations and warranties set forth elsewhere in this Agreement, the assets of each of the Subsidiaries shall be accepted by Empire and Matthews in its "AS IS" "WHERE IS" AND "WITH ALL FAULTS" condition, with any and all faults, defects and conditions, without representation or warranty of any kind, express, implied, statutory or otherwise, including, without limitation, any warranty as to habitability, suitability, merchantability, condition or fitness, fitness for a particular purpose or fitness for any purpose.

            2.23 INVENTORY. The inventory of each of the Subsidiaries is taken and shall be accepted by Empire and Matthews in its "AS IS" "WHERE IS" AND "WITH ALL FAULTS" condition, with any and all faults, defects and conditions, without representation or warranty of any kind, express, implied, statutory or otherwise, including, without limitation, any warranty as to habitability, suitability, merchantability, condition or fitness, fitness for a particular purpose or fitness for any purpose.

            2.24 BOOKS AND RECORDS. Except as would not have a Material Adverse Effect, the minute books and other similar records of each of the Subsidiaries contain a true and complete record of all actions taken at all meetings and by all written consents in lieu of meetings of such Subsidiary's stockholders, boards of directors, and committees thereof. Such books and records have been maintained in accordance with good business and bookkeeping practices.

            2.25 WARRANTIES. The accrual for warranty related expenses as of December 31, 2000 reported in York's audited financial statements for the year ended December 31, 2000, adequately reflects an amount required for satisfaction of warranty claims due in respect of goods sold or services provided by each Subsidiary prior to such date, except as would not have Material Adverse Effect. Such provision has been established in accordance with GAAP, except as would not have Material Adverse Effect. No Subsidiary has agreed to provide any express product or service warranties other than standard warranties, the terms of which York has made available to Empire and/or to Matthews and identified as such Subsidiary's standard warranties.

            2.26 RESTRICTIONS ON BUSINESS ACTIVITIES. There is no agreement, commitment, judgment, injunction, order or decree binding upon any of the Subsidiaries or to which any of the Subsidiaries is a party which has or could reasonably be expected to have the effect of prohibiting or materially impairing any business practice of such Subsidiary, any acquisition or transfer of property by York or by such Subsidiary or the conduct of business by such Subsidiary, as currently conducted.

                                   ARTICLE III
            Representations and Warranties of Matthews and Empire

            Matthews and Empire represent and warrant to York that the statements contained in this Article III are correct and complete.

            3.01 ORGANIZATION AND AUTHORITY. (a) Empire is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Empire has the corporate power and authority to execute and deliver this Agreement and each of the other Transaction Documents to which it is a party and to perform its obligations hereunder and thereunder. There are no dissolution, liquidation or bankruptcy proceedings pending, contemplated by or, to the knowledge of Matthews or Empire, threatened against Empire.

            (b) Matthews is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania. Matthews has the corporate power and authority to execute and deliver this Agreement and each of the other Transaction Documents to which it is a party and to perform its obligations hereunder and thereunder. There are no dissolution, liquidation or bankruptcy proceedings pending, contemplated by or, to the knowledge of Matthews or Empire, threatened against Matthews.

            3.02 DUE AUTHORIZATION. (a) The execution and delivery by Empire of this Agreement and each of the other Transaction Documents to which it is a party, the performance by it of all the terms and conditions hereof and thereof to be performed by it and the consummation of the transactions contemplated hereby and thereby have been duly authorized and approved by all necessary corporate proceedings on the part of Empire. No other corporate proceeding on the part of Empire is necessary to approve and adopt this Agreement and each of the other Transaction Documents to which it is a party and to consummate the transactions contemplated hereby and thereby. This Agreement and the other Transaction Documents to which Empire is a party have been duly and validly executed by Empire and constitute the legal, valid and binding obligations of Empire enforceable against Empire in accordance with their respective terms, subject to bankruptcy, insolvency or other similar laws of general application affecting creditors' rights and general principles of equity.

            (b) The execution and delivery by Matthews of this Agreement and each of the other Transaction Documents to which it is a party, the performance by it of all the terms and conditions hereof and thereof to be performed by it and the consummation of the transactions contemplated hereby and thereby have been duly authorized and approved by all necessary corporate proceedings on the part of Matthews. No other corporate proceeding on the part of Matthews is necessary to approve and adopt this Agreement and each of the other Transaction Documents to which it is a party and to consummate the transaction contemplated hereby and thereby. This Agreement and the other Transaction Documents to which Matthews is a party have been duly and validly executed by Matthews and constitute the legal, valid and binding obligations of Matthews enforceable against Matthews in accordance with their respective terms, subject to bankruptcy, insolvency or other similar laws of general application affecting creditors' rights and general principles of equity.

            3.03 ABSENCE OF CONFLICTS. The execution and delivery by each of Empire and Matthews of this Agreement and each of the other Transaction Documents to which it is a party, the compliance by each of Empire and Matthews with the terms and conditions hereof and thereof, and the consummation by each of Empire and Matthews of the transactions contemplated hereby and thereby will not:

(a) conflict with any of the terms, conditions or provisions of the articles of incorporation or bylaws of either of Empire or Matthews,

            (b) violate any provision of, or require any consent, authorization or approval under, any law or administrative regulation or any judicial, administrative or arbitration order, award, judgment, writ, injunction or decree applicable to, or any Permit issued to, or notice to or filing with any Governmental Authority with respect to either of Empire or Matthews,

            (c) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or require any consent, authorization or approval under, any of the terms conditions or provisions of any note, bond mortgage, indenture, Lien or other agreement, instrument for borrowed money, any guarantee of any agreement or instrument for borrowed money or any license, lease or any other agreement or instrument to which either of Empire or Matthews is a party or by which it is bound or to which any of its properties or assets is subject,

            (d) result in the creation of any Lien upon any of the assets of either of Empire or Matthews, or

            (e) give to others any material rights or interests (including rights of purchase, termination, cancellation or acceleration) under any such indenture, mortgage, Lien, lease, agreement or instrument, which, with respect to the matters specified in clauses (b) through (e) of this Section 3.03 could reasonably be expected to delay, prevent or hinder in any material respect the transactions contemplated hereby.

            3.04 LITIGATION AND CLAIMS. There are no actions, suits or proceedings pending or, to the knowledge of Matthews or Empire, threatened against either of Empire or Matthews which could reasonably be expected, if adversely determined, to delay, prevent or hinder the consummation of the transactions contemplated by this Agreement.

            3.05 BROKERS' FEES. Neither Empire nor Matthews has incurred any liability for brokerage fees, finder's fees, agent's commissions or other similar forms of compensation in connection with this Agreement or any transactions contemplated hereby for which York will be responsible.

            3.06 GOVERNMENTAL APPROVALS. No consents or approvals of or filings or registrations with Governmental Authority, or with any third party are required to be made or obtained by either of Empire or Matthews in connection with (i) the execution and delivery by each of Empire and Matthews of this Agreement and the other Transaction Documents and (ii) the consummation by each of Empire and Matthews of the transactions contemplated by this Agreement.

            3.07 WARRANTIES. YORK HAS NOT MADE, AND YORK HEREBY EXPRESSLY DISCLAIMS AND NEGATES, ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, OF ANY KIND OR NATURE WHATSOEVER, RELATING TO ANY IMPLIED OR EXPRESSED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, OR ANY IMPLIED OR EXPRESSED WARRANTY CONCERNING ENVIRONMENTAL CONDITION, ZONING, FLOODING OR DRAINAGE CHARACTERISTICS, WETLANDS STATUS, FAULTING CHARACTERISTICS OR SOIL CONDITIONS WITH RESPECT TO THE SUBSIDIARIES AND THEIR ASSETS. EMPIRE AND MATTHEWS ACKNOWLEDGE THAT ENVIRONMENTAL PERMITS ARE REQUIRED FOR EMPIRE TO OWN AND OPERATE CERTAIN OF THE ASSETS OF THE SUBSIDIARIES AND THAT LICENSES OR OTHER APPROVALS MAY BE REQUIRED TO OPERATE CERTAIN OF THE ASSETS OF THE SUBSIDIARIES. EMPIRE AND MATTHEWS ACKNOWLEDGE AND AGREE THAT CERTAIN OF THE ENVIRONMENTAL PERMITS OF THE SUBSIDIARIES OR THEIR BUSINESSES OR THEIR ASSETS AND ANY APPLICABLE LICENSES

NECESSARY TO OPERATE SUCH ASSETS MAY NOT BE FREELY ASSIGNABLE TO EMPIRE. EMPIRE AND MATTHEWS ACKNOWLEDGE AND AGREE THAT UNDER SOME CIRCUMSTANCES THERE MAY BE A PERIOD OF TIME BETWEEN ACQUISITION OF AN ASSET AND ISSUANCE, REISSUANCE OR TRANSFER OF A PERMIT BY A GOVERNMENTAL AUTHORITY, AND, SUBJECT TO THE OBLIGATIONS OF YORK UNDER THIS AGREEMENT TO COOPERATE WITH AND ASSIST EMPIRE IN CONNECTION THEREWITH, EMPIRE ASSUMES ALL RISKS RELATED THERETO, INCLUDING RISK OF FINES AND PENALTIES ASSOCIATED WITH ACQUISITION AND OPERATION OF AN ASSET PRIOR TO ISSUANCE, REISSUANCE OR TRANSFER OF A PERMIT OR LICENSE. IF ANY ENVIRONMENTAL PERMITS ARE ISSUED, REISSUED, OR TRANSFERRED TO EMPIRE, EMPIRE AND MATTHEWS UNDERSTAND AND ACKNOWLEDGE THAT THEY MAY CONTAIN DIFFERENT OR LESS FAVORABLE TERMS THAN THOSE ENVIRONMENTAL PERMITS CURRENTLY HELD BY YORK OR THE SUBSIDIARIES. EMPIRE AND MATTHEWS ACKNOWLEDGE THAT THE PROVISIONS OF THIS
SECTION 3.07 ARE A MATERIAL PORTION OF THE INDUCEMENT TO YORK TO SELL THE PURCHASED STOCK EMPIRE, AND THAT BUT FOR SUCH PROVISIONS, YORK WOULD NOT SELL THE PURCHASED STOCK TO EMPIRE.

                                   ARTICLE IV
                                    Covenants

            4.01 EMPLOYEES. (a) None of Matthews, Empire nor York intends this Agreement to create any rights or interests, except as between Matthews, Empire and York, and no present, former or future employee of Matthews, Empire or York shall be treated as a third party beneficiary by, in or under this Agreement. Nothing in this Agreement shall affect the ability of Matthews or Empire to hire or terminate the employment of employees.

            (b) York shall be liable for compliance with the WARN Acts insofar as they relate to any facilities closing, mass layoff or similar event which occurs before the Closing. Matthews and Empire shall be liable for compliance with the WARN Acts insofar as they relate to any facilities closing, mass layoff or similar event which occurs upon or after the Closing.

            (c) For at least two (2) years following the Closing, Matthews or Empire, as the case may be, agrees to provide employee benefits to the Subsidiaries' employees which are in the aggregate, no less favorable than such benefits that were provided by York and the Subsidiaries as of the Closing. For these purposes, the Subsidiaries' employees will be given credit for years of service with York, its subsidiaries and their predecessors for all employee benefit purposes, with the exception of the defined benefit pension plans of Matthews.

            4.02 FINANCIAL STATEMENTS. York will cause its auditors to provide to Matthews and to Empire, on or prior to sixty five (65) days after the date hereof, the audited financial statements of the Subsidiaries which are necessary for Matthews to meet its reporting obligations under Items 2 and 7 of Form 8-K under the Securities Exchange Act of 1934, as amended. Matthews shall pay to York one half of the fees of York's auditors in connection with the same.

            4.03 TAX MATTERS. Matthews and York agree to furnish or cause to be furnished to each other, upon request, as promptly as practicable, such information and assistance relating to the Subsidiaries (including, without limitation, access to books and records) as is reasonably necessary for the filing of all Tax Returns, and making of any election related to Taxes, the preparation for any audit by any taxing authority, and the prosecution or defense of any claim, suit or proceeding relating to any Tax Return. Matthews and York will retain all books and records with respect to Taxes pertaining to the Subsidiaries for a period of at least six (6) years following the Closing. Matthews and York will cooperate with each other in the conduct of any audit or other proceeding related to Taxes and each will execute and deliver such powers of attorney and other documents as are necessary to carry out the intent of this Section 4.03.

            4.04 ENVIRONMENTAL RESPONSE. (a) Matthews and Empire acknowledge that the York Bronze Real Property, the OMC Real Property and the Sub 1 Real Property are subject to on-going environmental investigation, remediation, and/or other corrective work and response actions undertaken pursuant to the Colonial Guild Merger Documents (as hereinafter defined) and the OMC Merger Documents (as hereinafter defined) (collectively, "Environmental Response Activities"). Matthews and Empire consummate the transactions contemplated by this Agreement with the understanding that the Environmental Response Activities set forth on Schedule 4.04 have been identified as needing to be completed after the date of this Agreement by the Shareholder Representatives (as that term is defined in the Colonial Guild Merger Documents) and the Shareholders (as that term is defined in the OMC Merger Documents) in accordance with the terms of such agreements and subject to the rights and remedies of York thereunder.

            (b) The Matthews Group (as defined below) grants the Shareholder Representatives, the Shareholders and York and their respective contractors, subcontractors, and representatives, such reasonable access to that portion of the York Bronze Real Property, the OMC Real Property and the Sub 1 Real Property as is necessary for the purpose of performing their respective obligations with respect to Environmental Response Activities as described in the Colonial Guild Merger Documents and OMC Merger Documents. The parties agree to reasonably cooperate with respect to the work to be completed on the York Bronze Real Property, the OMC Real Property and the Sub 1 Real Property, such that Matthews and Empire use reasonable efforts not to interfere with, hinder or prevent the rights and obligations of York, the Shareholder Representatives and the Shareholders to complete the Identified Environmental Response Activities (defined below), and York uses reasonable efforts to minimize the disruption of Matthews' operations. Matthews and the Subsidiaries agree to designate in writing to York the name and contact information of its representative to participate in the process of consulting and, if desired by York, approving any ongoing Environmental Response Activities under the Colonial Guild Merger Documents and/or the OMC Merger Documents at the York Bronze Real Property, the OMC Real Property and/or the Sub 1 Real Property. The Matthews Group agrees to promptly provide comments to any work proposed by York, the Shareholder Representatives or the Shareholders; provided, however, that any proposed changes by the Matthews Group to the work to be performed at the York Bronze Real Property, the OMC Real Property and/or the Sub 1 Real Property shall be in conformance with the requirements of the Colonial Guild Merger Documents or OMC Merger Documents and shall be reasonable in view of York's rights and remedies thereunder. If no comments are provided within ten business days of the Matthews Group's receipt of such proposed Environmental Response Activities, it will be presumed that the Matthews Group has agreed to the proposed Environmental Response Activities.

            (c) York agrees to continue after the Closing to perform its obligations under the Colonial Guild Merger Documents and the OMC Merger Documents with respect to the Environmental Response Activities, consisting only of (i) any claimed Shareholders' Environmental Escrow Obligations as that term is defined in the Colonial Guild Merger Documents, (ii) the preparation of a storm water pollution prevention plan and obtaining a storm water general permit from the Texas Natural Resource Conservation Commission for the OMC Real Property and (iii) the matters set forth in the Response Activities Agreement of the OMC Merger Documents (collectively, the "Identified Environmental Response Activities"), including the handling of any escrows or payments to environmental consultants or attorneys and any arbitration or litigation, now pending or hereafter commenced, arising from such Identified Environmental Response Activities, until the conclusion thereof, except to the extent caused by or attributable to any breaches by the Matthews Group of any of their obligations hereunder. York shall have the responsibility to use commercially reasonable efforts to cause the Shareholder Representatives and the Shareholders to complete the Identified Environmental Response Activities but only to the extent it can avail itself of its rights under the Colonial Guild Merger Documents and OMC Merger Documents and their related escrows to fund the same. As used herein, the standard for completion of any Identified Environmental Response Activities shall be (i) the obtaining of any necessary permits or other authorizations with respect to the storm water issue at Bryan, Texas, or (ii) receipt of "Completion Evidence" as that term is defined in the Colonial Guild Merger Documents or "Closure" as that term is defined in the OMC Merger Documents.

            (d) If, but only if, the Matthews Group requests any Environmental Response Activities other than or in addition to the Identified Environmental Response Activities to be performed at the York Bronze Real Property, the OMC Real Property or the Sub 1 Real Property, (i) the Matthews Group will contact York, and the parties agree to reasonably cooperate to have York present the same to and process the same with the Shareholder Representatives and the Shareholders, with York having only the obligation to use commercially reasonable efforts, at no cost or expense to York, to undertake the responsibility for advocating the Matthews Group position to the Shareholder Representatives or the Shareholders within, and participating in, the dispute resolution procedures under such documents, (ii) the Matthews Group agrees to be bound by any decision reached under the dispute resolution procedures of the Colonial Guild Merger Documents or the OMC Merger Documents without any recourse against York and (iii) the Matthews Group agrees to defend, hold harmless, and indemnify York against all claims, demands, disputes, losses, damages, costs and expenses (including without limitation attorneys' and other professionals' fees) associated with or arising from the assertion of the Matthews Group's position at its or their request as described above and resolution of disputes with respect to the same.

            (e) Other than with respect to its agreement to use its commercially reasonable efforts to take the actions described above with respect to the Identified Environmental Response Activities affecting the York Bronze Real Property, the OMC Real Property, the Sub 1 Real Property or the Subsidiaries, York shall bear no responsibility, liability, obligation or duty to the Matthews Group or any other Person for (i) any particular results with respect to such Environmental Response Activities, (ii) any disbursement from the Escrow Deposit (as defined under the Colonial Guild Merger Documents) authorized by York for any proposed Environmental Response Activities approved or deemed approved by the Matthews Group hereunder, (iii) any reimbursement from the Escrow Deposit to any party to the Colonial Guild Merger Documents, or (iv) the amount of the Escrow Deposit and its sufficiency for any Environmental Response Activities.

             For purposes of this Agreement, the "Colonial Guild Merger Documents" shall include the Agreement and Plan of Merger entered into as of February 17, 1998 by and among York, Colonial Acquisition Corp., and Colonial Guild, Ltd., and all other documents and amendments associated with that transaction, including without limitation the Escrow Agreement, Access Agreement, and Letter Agreement and the "OMC Merger Documents" shall include the Agreement and Plan of Merger entered into as of December 18, 1998 by and among The York Group, Inc., York Acquisition Corp. III, OMC Industries, Inc., and Ben Hardeman and Nancy Hardeman, and all other documents and amendments associated with that transaction, including without limitation, the Fixed Fee Remediation Contract and the Response Activities Agreement and the Pollution Legal Liability Select Policy issued to York by American International Specialty Lines Insurance Company (the "OMC Insurance Policy"). York shall remain the named insured under the OMC Insurance Policy.

            For purposes of this Section 4.04, the "Matthews Group" shall mean, collectively, Matthews, Empire and (after the Closing) the Subsidiaries.

            4.05 POST-CLOSING CORPORATE GOVERNANCE OF SUBSIDIARIES. Matthews, Empire and York agree as follows with respect to corporate governance and related matters applicable to each of the Subsidiaries after the Closing Date:

            (a) The Board of Directors of each of the Subsidiaries shall consist of two (2) persons, one (1) designated by Empire (the "Empire Designee") and one
(1) designated by York (the "York Designee" and, together with the Empire Designee, the "Designees"). Either party may remove its Designee from time to time, and any vacancy created by the removal, resignation, death or disability of a director shall be filled by the party designating the applicable Designee. Thomas Crawford shall be the initial York Designee and David Kelly shall be the initial Empire Designee. Each of Empire and York shall, and York shall cause York Bronze and OMC to, vote all shares of voting stock in the Subsidiaries in favor of such Designees.

            (b) Neither Empire nor York shall transfer any of its shares of York Bronze Common Stock or OMC Common Stock without the prior written consent of the other party. Any purported transfer without such consent shall be null and void.

            (c) Neither Empire nor York shall permit or suffer to exist any Lien on or affecting its shares of York Bronze Common Stock or OMC Common Stock.

            (d) Effective as of the Closing Date, the officers of York Bronze, OMC and Sub 1 shall be the persons identified on Schedule 4.05(d), subject to change from time to time by action of the Board of Directors of the respective Subsidiaries.

            (e) Effective as of the Closing Date, Matthews and Empire shall cause the Subsidiaries to be covered by the insurance policies and programs of Matthews and its Affiliates.

            (f) The Boards of Directors of York Bronze and OMC shall, and York and Empire as the shareholders of York Bronze and OMC shall, at the earliest time as either such shareholder deems appropriate, take steps to liquidate and dissolve York Bronze and OMC (the "Liquidation") and, in connection with such Liquidation, to cause Empire to assume all Liabilities of York Bronze and OMC (other than Liabilities relating to Excluded Assets), to distribute the Sub 1 Common Stock and the Sub 1 Preferred Stock to Empire and to distribute the Excluded Assets and the $7,790,000 paid to York Bronze and the $1,100,000 paid to OMC under the Asset Purchase Agreement, including any interest and dividends earned or accrued thereon after the closing of the Asset Purchase Agreement, to York. Each party shall execute such documents and take such actions as may be reasonably required to carry out the Liquidation in an orderly fashion.

            (g) In the event that the liquidating distributions to York upon the Liquidation of York Bronze and OMC (the "Actual York Liquidation Proceeds") is not greater than or equal to $8,890,000, plus any interest that would have accrued thereon from the date of closing the Asset Purchase Agreement to the date of receipt by York of such proceeds (the "Expected York Liquidation Proceeds"), Matthews and Empire shall make a cash payment on the date of the liquidating distributions to York in an amount equal to the Expected York Liquidation Proceeds less the Actual York Liquidation Proceeds. The parties acknowledge that until the Liquidation occurs, the $8,890,000 paid to York Bronze and OMC under the Asset Purchase Agreement shall be invested at the discretion of York.

            4.06 USES OF NAMES. (a) Effective from and after the Closing and up to December 31, 2001, York hereby grants the Matthews Group the nonexclusive, royalty-free right to use (without right of sublicense) the name "York Bronze" any derivative thereof and any corporate symbols or logos related thereto, but only in connection with the conduct and operation of the businesses of the Subsidiaries, PROVIDED, HOWEVER, that the Matthews Group shall not represent or hold itself out as representing York and PROVIDED FURTHER, HOWEVER, that the Matthews Group shall indemnify and hold harmless York from and Adverse Consequences incurred by York as a result of the Matthews Group's use of such names or symbols or logos.

            (b) The Matthews Group acknowledges that, except for the limited right granted by this Section, the Matthews Group has no right or interest in the name "York" or any trade name, service name, trademark or service mark or logos relating thereto. Except as set forth in this Section, the Matthews Group shall not use any name, trade name, service mark, trademark, service mark or any related logos or symbols incorporating "York" in any manner whatsoever. Prior to December 31, 2001, the Matthews Group shall take all such action as is necessary to cause the Subsidiaries to make all filings as necessary to change their corporate names to names that do not contain "York" or any substantially or confusingly similar name or reference, and thereafter, the Matthews Group shall take all such action as is necessary to cause the Matthews Group and its Affiliates to cease using any name, trade name, trademark or service mark or any related logos or symbols incorporating "York" in any manner whatsoever.

                                    ARTICLE V
                   Remedies for Breaches of this Agreement

            5.01 SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS. All of the representations, warranties and covenants of the parties contained in this Agreement shall survive the Closing (even if the damaged party knew or had reason to know of any misrepresentation or breach of warranty at the time of the Closing) and shall continue in full force and effect thereafter for a period of one (1) year; provided, that (a) Sections 4.01(c), 4.06, 7.01, 7.02 and 7.11 shall survive for the applicable statute of limitations period and (b) if the Liquidation shall not have occurred within such one (1) year period, the covenants set forth in Section 4.05 shall remain in effect until the earlier to occur of (i) the Liquidation or (ii) disposition by York of its shares of York Bronze Common Stock and OMC Common Stock, and (c) Sections 5.03(a)(ii) and (iii) shall survive the Closing without limitation. MATTHEWS AND EMPIRE HEREBY WAIVE FROM AND AFTER CLOSING TO THE FULLEST EXTENT PERMITTED BY LAW, ANY AND ALL RIGHTS, CLAIMS, ACTIONS OR CAUSES OF ACTION EITHER OF THEM MAY HAVE AGAINST YORK AND ITS AFFILIATES RELATING TO THE SUBJECT MATTER OF THIS AGREEMENT AND THE CERTIFICATES AND OTHER DOCUMENTS DELIVERED PURSUANT TO THIS AGREEMENT, OTHER THAN CLAIMS UNDER SECTIONS 5.02, 7.01, 7.02 AND 7.11 AND OF FRAUD AND RIGHTS, CLAIMS, ACTIONS AND CAUSES OF ACTION ARISING OUT OF A BREACH OF ANY COVENANT OR AGREEMENT OF YORK. FURTHER, EXCEPT AS PROVIDED IN SECTIONS 5.02, 7.01, 7.02 AND
7.11 MATTHEWS AND EMPIRE WAIVE, RELEASE AND COVENANT NOT TO SUE YORK AND ITS AFFILIATES FOR ANY DAMAGES OF ANY KIND OR CHARACTER, ARISING UNDER ANY ENVIRONMENTAL LAW (STATUTORY, REGULATORY, COMMON LAW OR OTHERWISE) RELATING TO ANY DAMAGE, INCLUDING STRICT LIABILITY, INCURRED OR ALLEGEDLY INCURRED BY EITHER OF MATTHEWS OR EMPIRE. IN ADDITION, MATTHEWS AND EMPIRE COVENANT AND AGREE THAT NEITHER OF THEM SHALL FILE ANY CLAIMS WITH ANY INSURER OF YORK OR ITS AFFILIATES FOR RECOVERY UNDER ANY INSURANCE POLICIES COVERING YORK OR ITS AFFILIATES AND DO HEREBY WAIVE, IRREVOCABLY AND FOREVER AND TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHTS THEY MAY HAVE TO RECOVER UNDER SUCH INSURANCE POLICIES; PROVIDED, HOWEVER, THAT MATTHEWS SHALL HAVE THE RIGHT TO CLAIM AGAINST THE AMERICAN INTERNATIONAL SPECIALTY LINES INSURANCE COMPANY POLLUTION LEGAL LIABILITY SELECT POLICY, POLICY NUMBER PLS2674645, ISSUED TO YORK.

            5.02 INDEMNIFICATION PROVISIONS FOR BENEFIT OF MATTHEWS AND EMPIRE.
(a) Subject to the terms and conditions of this Article V, if there is any breach or inaccuracy of any of the representations, warranties or covenants of York contained herein, or if any third party alleges facts that, if true, would mean that such a breach or inaccuracy existed, and provided that the Parent Group delivers to York, pursuant to Section 5.04 hereof, a claim for indemnification with respect to such alleged breach or inaccuracy, then

York shall indemnify the Parent Group, from and against all Adverse Consequences that the Parent Group has suffered caused by, resulting from, arising out of or relating to such breach or inaccuracy through and after the date of such claim. For purposes of this Agreement, the "Parent Group" shall mean either or both of Matthews and Empire.

            (b) York's obligations under Section 5.02(a) shall be subject to the following limitations:

            (i) York shall not have any liability to the Parent Group for Adverse Consequences for any breach of the representations, warranties or covenants under this Agreement or the Asset Purchase Agreement to the extent the aggregate amount of all such Adverse Consequences for which York would otherwise be liable under this Agreement and under Section 5.02(a) of the Asset Purchase Agreement exceeds Ten Million Dollars ($10,000,000);

            (ii) York shall not have any liability to the Parent Group for Adverse Consequences for any breach of the representations or warranties under this Agreement or under the Asset Purchase Agreement unless and until the aggregate amount of all such Adverse Consequences relating thereto for which York would, but for this Section 5.02(b)(ii) or Section 5.02(b)(ii) of the Asset Purchase Agreement, be required to indemnify the Parent Group exceeds on a cumulative basis an amount (the "Basket Amount") equal to Five Hundred Thousand Dollars ($500,000), at which point York, subject to the further terms, conditions and limitations of this Agreement and the Asset Purchase Agreement, shall indemnify the Parent Group for all Adverse Consequences exceeding the Basket Amount;

            (iii) if a reserve (in the form of an accrued Liability or an offset to an asset or similar item) was reflected in the Financial Statements relating to any matter for which the Parent Group would otherwise be entitled to indemnification under this Agreement or the Asset Purchase Agreement, then the calculation of the Parent Group's Adverse Consequences in respect of such matter shall be reduced by the full amount of the reserve as reflected in Financial Statements; and

            (iv) the obligations to indemnify and hold the Parent Group harmless shall terminate as to each representation, warranty and covenant when each such representation, warranty or covenant terminates; provided, however, that such obligations to indemnify and hold harmless shall not terminate with respect to any item as to which the Parent Group shall have, prior to the expiration of the applicable period, previously made a claim by delivering an indemnification notice pursuant to Section 5.04 and in compliance with the requirements therefor, but only with respect to the content of, and on the basis set forth in, such indemnification notice.

            (c) York's obligation to indemnify Parent Group under Section 5.02(a) shall not be affected or limited by Parent Group's obligation to indemnify York and its Affiliates under Section 5.03(a)(iii)(3).

            5.03 INDEMNIFICATION PROVISIONS FOR BENEFIT OF YORK. (a) Subject to the terms and conditions of this Article V, Matthews and Empire shall have the following indemnification obligations:

            (i) If there is any breach or inaccuracy of any of the representations, warranties or covenants of the Parent Group contained herein, or if any third party alleges facts that, if true, would mean that such a breach or inaccuracy existed, and provided that York deliver to the Parent Group pursuant to Section 5.04 hereof a claim for indemnification with respect to such alleged breach or inaccuracy, then Matthews and Empire, jointly and severally, shall indemnify York from and against all Adverse Consequences that York has suffered or may suffer caused by, resulting from, arising out of or relating to such breach or inaccuracy through and after the date of such claim,

            (ii) Matthews and Empire, jointly and severally, shall indemnify York and its Affiliates for any fines, penalties, and Adverse Consequences relating to any recission (but not attorneys' fees) resulting from, arising out of or relating to any violation of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder, in connection with the transactions contemplated by this Agreement, the Asset Purchase Agreement and any other agreements among the parties or their Affiliates.

            (iii) Empire and Matthews, jointly and severally, shall indemnify
                  York and its Affiliates from and against any and all Liabilities and other Adverse Consequences resulting from, arising out of or relating to (1) the Liquidation of OMC and/or York Bronze, (2) any attempt by a third party to recover any amount of the Actual York Liquidation Proceeds from York or its Affiliates, and (3) any failure by Sub 1 or any of its Affiliates to fully pay, perform or otherwise satisfy any of the Assumed Liabilities as defined in the Contribution, Assignment and Assumption Agreement dated as of May 21, 2001; PROVIDED, HOWEVER, that Matthews and Empire shall not be required to indemnify York and its Affiliates under this Section 5.03(a)(iii)(3) if and only to the extent that (and only for so long as) Parent Group is entitled to indemnification from York under Section 5.02(a).

            (b) The Parent Group's obligations under Section 5.03(a)(i) shall be subject to the following limitations:

            (i) The Parent Group shall not have any liability for Adverse Consequences for any breach of representations, warranties or covenants under Section 5.03(a)(i) of this Agreement or
                  Section 5.03(a)(i) of the Asset Purchase Agreement to the extent the aggregate amount of all such Adverse Consequences for which the Parent Group would otherwise be liable under Section 5.03(a)(i) of this Agreement and under
                  Section 5.03(a)(i) of the Asset Purchase Agreement exceeds Ten Million Dollars ($10,000,000);

            (ii) The Parent Group shall not have any liability for Adverse Consequences for any breach of the representations or warranties under Section 5.03(a)(i) of this Agreement and
                  Section 5.03(a)(i) of the Asset Purchase Agreement unless and until the aggregate amount of all such Adverse Consequences relating thereto for which the Parent Group would, but for this Section 5.03(b)(ii) or Section 5.03(b)(ii) of the Asset Purchase Agreement, be required to indemnify York exceeds on a cumulative basis a Basket Amount equal to Five Hundred Thousand Dollars ($500,000), at which point, the Parent Group, subject to the further terms, conditions and limitations of this Agreement and the Asset Purchase Agreement, shall indemnify York for all Adverse Consequences exceeding the Basket Amount; and

            (iii) the obligations to indemnify and hold York harmless shall terminate as to each representation, warranty and covenant when each such representation, warranty or covenant terminates, provided, however, that such obligations to indemnify and hold harmless shall not terminate with respect to any item as to which York shall have, prior to the expiration of the applicable period, previously made a claim by delivering an indemnification notice pursuant to Section
                  5.04 and in compliance with the requirements therefor, but only with respect to the content of, and on the basis set forth in, such indemnification notice.

            (c) Notwithstanding anything to the contrary in this Agreement or the Asset Purchase Agreement, the limitations set forth in Sections 5.03(b)(i),
(ii) and (iii) above shall not apply to or otherwise limit in any manner the obligations of Matthews and Empire under Sections 5.03(a)(ii) and (iii) above.

            5.04 NOTICE OF CLAIM FOR INDEMNIFICATION. No claim for indemnification hereunder shall be valid unless notice of such claim is delivered to the Parent Group (in the case of a claim by York) or to York (in the case of a claim by the Parent Group) prior to or upon the date of expiration of the representation, warranty or covenant pursuant to which such indemnification is sought. Any such notice shall set forth in reasonable detail, to the extent known by the person giving such notice, the facts on which such claim is based and the estimated amount of Adverse Consequences resulting therefrom.

            5.05 MATTERS INVOLVING THIRD PARTIES. (a) If the Parent Group or York receives notice or acquires knowledge of any matter which may give rise to a claim by another Person and which may then result in a claim for indemnification under this Article V, then (i) if such notice or knowledge is received or acquired by the Parent Group, the Parent Group shall within twenty
(20) days notify York thereof, and (ii) if such notice or knowledge is received or acquired by York, York shall within twenty (20) days notify the Parent Group thereof; provided, however, that no delay in giving such notice shall diminish any obligation under this Article V to provide indemnification unless (and then solely to the extent that) the party from whom such indemnification is sought is prejudiced. Thereafter, the party seeking indemnification (the "Indemnified Party") shall deliver to the party from whom such indemnification is sought (the "Indemnifying Party"), within five business days after the Indemnified Party's receipt thereof, copies of all notices, correspondence and documents (including, without limitation, court papers) received by the Indemnified Party relating to the Third Party Claim.

            (b) The Indemnifying Party shall have the right to defend against such claim by another Person (the "Third Party Claim") with counsel of the Indemnifying Party's choice reasonably satisfactory to the Indemnified Party so long as (within thirty (30) days after the Indemnified Party has given notice of the Third Party Claim to the Indemnifying Party) the Indemnifying Party notifies the Indemnified Party that the Indemnifying Party will indemnify the Indemnified Party from and against all Adverse Consequences the Indemnified Party may suffer caused by, resulting from, arising out of or relating to such Third Party Claim and the Indemnifying Party conducts the defense of the Third Party Claim actively and diligently. Notwithstanding any acknowledgement made pursuant to
Section 5.05(b)(i), York shall continue to be entitled to assert any defense to or limitation on its indemnification responsibility contained in Section 5.02.

            (c) So long as the Indemnifying Party is conducting the defense of the Third Party Claim in accordance with Section 5.05(b) hereof, (i) the Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third Party Claim, it being understood, however, that the Indemnifying Party shall control such defense, and (ii) the Indemnified Party shall not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior consent of the Indemnifying Party. If the Indemnifying Party chooses to defend any Third Party Claim, the Indemnifying Party shall have the right to control the defense, compromise or settlement of such matter, and all the parties hereto shall cooperate in the defense or prosecution of such Third Party Claim. Such cooperation shall include the execution of documents necessary to effectuate any reasonable institutional controls that are required as part of a remedial action approved by a Governmental Authority, retention and (upon the Indemnifying Party's request) the provision to the Indemnifying Party of Records that are reasonably relevant to such Third Party Claim, and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Notwithstanding the foregoing, the Indemnifying Party shall not compromise or settle any Third Party Claim without the consent of the Indemnified Party, unless such compromise or settlement by the Indemnifying Party involves only the payment of monetary damages by the Indemnifying Party and includes a full release of the Indemnified Party from all liability with respect to such Third Party Claim. If the Indemnifying Party, within a reasonable time after receipt of an Indemnification Notice relating to a Third Party Claim, chooses not to assume defense of a Third Party Claim or fails to defend such Third Party Claim actively and diligently, the Indemnified Party will (upon further notice) have the right to undertake the defense, compromise or settlement of such Third Party Claim or consent to the entry of judgment with respect to such Third Party Claim, on behalf of, and for the account and risk of, the Indemnifying Party, and the Indemnifying Party shall have no right to challenge the Indemnified Party's defense, compromise, settlement or consent to judgment, subject to the limitations on the Indemnifying Party's obligations pursuant to Section 5.02. The foregoing notwithstanding, in the event that the Indemnifying Party chooses not to assume defense of a Third Party Claim or fails to defend such Third Party Claim actively and diligently, but later chooses to assume defense of such Third Party Claim and gives notice to the Indemnified Party of such assumption, the Indemnifying Party shall, effective concurrently with the notice, control such defense, and the Indemnified Party shall not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior consent of the Indemnifying Party.

            5.06 EXCLUSIVE REMEDY. From and after the date hereof, the indemnification provisions of this Article V shall be the sole and exclusive remedy with respect to any and all claims relating to the subject matter of this Agreement (or any related agreements, certificates and other documents, except to the extent otherwise expressly set forth therein) and no other remedy shall be had pursuant to any contract, misrepresentation, fraud or other tort theory or otherwise by Matthews or York and their respective officers, directors, employees, agents, Affiliates, attorneys, consultants, successors and assigns, all such remedies being hereby expressly waived to the fullest extent permitted under applicable Law. Without limitation, the procedures set forth in this
Article V constitute the sole and exclusive remedy of Matthews and York and their Affiliates arising out of any breach or claimed breach of the representations and warranties set forth in Article II and Article III made as of the date of this Agreement relating to events occurring on or prior to the date hereof that become known to Matthews or York on, prior to or subsequent to the date hereof. In furtherance of the foregoing, except with respect to the rights of Matthews under this Agreement, Matthews hereby waives, from and after the date hereof, to the fullest extent permitted under applicable Law, any and all other rights, claims and causes of action it may have against York and its Affiliates relating to the subject matter of this Agreement arising under or based upon any federal, state, local or foreign Law or otherwise, including, without limitation, such rights, claims and causes of action Matthews may have against York under any Environmental Law or Worker Safety Law (Statutory, Regulatory Common Law or otherwise) or CERCLA.

                                   ARTICLE VI
                                   Definitions

            As used herein the following terms have the following meanings:

            "Adverse Consequences" shall mean all actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, damages, dues, penalties, fines, costs, amounts paid in settlement, liabilities, obligations, Taxes, Liens, losses, expenses and fees, including court costs and reasonable attorneys' and accountants' fees and disbursements.

            "Affiliate" shall mean a Person who, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, the Person specified.

            "Agreement" shall have the meaning set forth in the preamble hereto.

            "Asset Purchase Agreement" shall have the meaning set forth in the Recitals.

            "Basket Amount" shall have the meaning set forth in Section 5.02(b).

            "Closing" shall mean the sale and purchase of the Purchased Stock upon the signing of this Agreement.

            "Code" shall mean the Internal Revenue Code of 1986, as amended.

            "Confidential Information" includes information concerning the following, as they relate to the Subsidiaries: sales, sales volume, sales methods, sales proposals, customers and prospective customers, identity of customers and prospective customers, identity of key purchasing personnel in the employ of customers and prospective customers, amount or kind of customer's purchases from the Subsidiaries, its sources of supply, its computer programs, system documentation, special hardware, product hardware, related software development, its manuals, formulae, processes, methods, machines, compositions, ideas, improvements, inventions or other confidential or proprietary information belonging to the Subsidiaries or relating to its affairs. Notwithstanding the foregoing, the term "Confidential Information" shall not include information reasonably required for or currently used in York's casket businesses, if used in connection with the operation of the casket businesses, even though such information may also be in the possession of or belong to one or more of the Subsidiaries.

            "Contracts" shall have the meaning set forth in Section 2.08.

            "Debt Instruments" shall have the meaning set forth in Section 2.14.

            "Designee" shall have the meaning set forth in Section 4.05(a).

            "Disclosure Schedules" shall mean the disclosure schedules furnished by York, York Bronze and OMC to Matthews and containing all lists, descriptions, exceptions, and other information and materials as are required to be included therein pursuant to this Agreement and the Asset Purchase Agreement.

            "Domain Names" shall have the meaning set forth in Section 2.11(a)(iv).

            "Empire" shall have the meaning set forth in the preamble hereto.

            "Empire Designee" shall have the meaning set forth in Section
4.05(a).

            "Employee Benefit Plan" shall have the meaning set forth in Section 2.10(d)(i).

            "Employee Pension Benefit Plan" shall have the meaning set forth in ERISA Section 3(2).

            "Employee Welfare Benefit Plan" shall have the meaning set forth in ERISA Section 3(1).

            "Employment Contracts" shall have the meaning set forth in Section 2.09.

            "Environmental Laws" shall have the meaning set forth in Section
2.19.

            "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

            "ERISA Affiliate" shall have the meaning set forth in Section 2.10(d)(iii).

            "Excluded Assets" shall mean the York Bronze Real Property located in Aiken, South Carolina and Portland, Oregon.

            "Financial Statements" shall have the meaning set forth in Section 2.05.

            "GAAP" shall have the meaning set forth in Section 2.05.

            "Governmental Authority" shall mean any federal, state or local court, administrative agency or commission or other governmental authority or instrumentality except any of the same which regulate any antitrust laws.

            "Indemnified Party" shall have the meaning set forth in Section 5.05(a).

            "Indemnifying Party" shall have the meaning set forth in Section 5.05(a).

            "Intellectual Property" shall have the meaning set forth in Section 2.11(a).

            "Liability" whether or not capitalized, shall mean any liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liability for Taxes.

            "Lien" shall mean any lien, mortgage, pledge, encumbrance, charge or other security interest other than Permitted Liens.

            "Liquidation" shall have the meaning set forth in Section 4.05(f).

            "Material Adverse Effect" shall mean an event, occurrence, fact, condition, change, development or effect that is materially adverse to the business, property, financial condition or results of operations of the Subsidiaries taken as a whole, or any other specified Person, excluding specifically any such event, occurrence, fact, condition, change, development or effect (a) resultant from changes in general economic or political conditions,
(b) resultant from changes generally applicable to companies engaged in businesses or industries similar to those in which the specified Person is engaged, (c) resultant from the announcement of this Agreement or the transactions contemplated herein, (d) resultant from the announcement of any other transaction or transactions among York or one or more of its Affiliates and Matthews or one or more of its Affiliates, (e) resultant from any other transaction or transactions with respect to which York has prior to the date hereof announced (whether generally or specifically) its intention to investigate, evaluate or consummate, and (f) set forth in this Agreement or the Disclosure Schedules.

            "Matthews" shall have the meaning set forth in the preamble hereto.

            "Matthews Group" shall have the meaning set forth in Section 4.04.

            "Multiemployer Plan" shall have the meaning set forth in Section 2.10(d)(ii).

            "OMC" shall have the meaning set forth in the Recitals.

            "OMC Common Stock" shall have the meaning set forth in Section 1.01.

            "OMC Equipment" shall have the meaning set forth in Section 2.07(b)(ii).

            "OMC Equipment Instruments" shall have the meaning set forth in
Section 2.07(b)(v).

            "OMC Intellectual Property" shall have the meaning set forth in
Section 2.11(a).

            "OMC Products" shall have the meaning set forth in Section 2.11(a).

            "OMC Purchased Shares" shall have the meaning set forth in Section 1.01.

            "OMC Real Property" shall have the meaning set forth in Section 2.07(a)(ii).

            "OMC Real Property Instruments" shall have the meaning set forth in
Section 2.07(a)(ii).

            "OMC Registered Intellectual Property" shall have the meaning set forth in Section 2.11(a).

            "Parent Group" shall have the meaning set forth in Section 5.02(a).

            "Patents" shall have the meaning set forth in Section 2.11(a)(i).

            "PBGC" shall mean the Pension Benefit Guaranty Corporation.

            "Permits" shall have the meaning set forth in Section 2.13(a).

            "Permitted Liens" shall mean (i) liens in respect of pledges or deposits under workers' compensation laws or similar legislation, carrier's, landlord's, workmen's, warehousemen's, mechanic's, laborer's, materialmen's or other similar liens or easements, covenants and encumbrances, if the obligations secured by same are not then delinquent; (ii) liens for current ad valorem Taxes, payments of which are not yet delinquent; (iii) liens relating to accounts payable incurred in the ordinary course of business and consistent with past practice; (iv) zoning and subdivision laws and regulations; and (v) such imperfections of title which do not materially detract from the value or current uses of the Real Property.

            "Person" shall mean any individual, partnership, joint venture, corporation, trust, unincorporated organization or government or any department or agency thereof.

            "Purchase Price" shall have the meaning set forth in Section 1.02.

            "Purchased Stock" shall have the meaning set forth in Section 1.01.

            "Real Property" shall mean, collectively, the York Bronze Real Property, the OMC Real Property and the Sub 1 Real Property, together with any and all buildings and other improvements located thereon.

            "Registered Intellectual Property" shall have the meaning set forth in Section 2.11(a).

            "Reportable Event" shall have the meaning set forth in ERISA Section 4043.

            "Sub 1" shall have the meaning set forth in the Recitals.

            "Sub 1 Asset Transfer" shall have the meaning set forth in the Recitals.

            "Sub 1 Asset Transfer Agreements" shall mean the bills of sale, assignments, deeds and other documents, agreements, instruments and certificates executed and delivered in connection with the Sub 1 Asset Transfer.

            "Sub 1 Common Stock" shall have the meaning set forth in Section 2.03(c)(i).

            "Sub 1 Equipment" shall have the meaning set forth in Section 2.07(b)(iii).

            "Sub 1 Equipment Instruments" shall have the meaning set forth in
Section 2.07(b)(vi).

            "Sub 1 Intellectual Property" shall have the meaning set forth in
Section 2.11(a).

            "Sub 1 Preferred Stock" shall have the meaning set forth in Section 2.03(c)(i).

            "Sub 1 Products" shall have the meaning set forth in Section
2.11(a).

            "Sub 1 Real Property" shall have the meaning set forth in Section 2.07(a)(iii).

            "Sub 1 Real Property Instruments" shall have the meaning set forth in Section 2.07(a)(iii).

            "Sub 1 Registered Intellectual Property" shall have the meaning set forth in Section 2.11(a).

            "Sub 1 Stock" shall have the meaning set forth in Section
2.03(c)(i).

            "Subsidiaries" shall have the meaning set forth in the Recitals.

            "Subsidiary Intellectual Property" shall have the meaning set forth in Section 2.11(a).

            "Subsidiary Permits" shall have the meaning set forth in Section 2.13(a).

            "Subsidiary Products" shall have the meaning set forth in Section 2.11(a).

            "Tax" or "Taxes" shall mean any United States Federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, environmental (including taxes under Code
Section 59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative minimum, estimated or other tax of any kind whatsoever, including any interest, penalty or addition thereto, whether disputed or not.

            "Tax Return" shall mean any return, declaration, report, claim for refund or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

            "Third-Party Claim" shall have the meaning set forth in Section 5.05(b) hereof.

            "Trademarks" shall have the meaning set forth in Section 2.11(a)(v).

            "Transaction Documents" shall mean this Agreement, the License Agreement, the Preferred Provider Agreement, the Asset Purchase Agreement and the Sub 1 Asset Transfer Agreements.

            "URLs" shall have the meaning set forth in Section 2.11(a)(iii).

             "Worker Safety Laws" shall have the meaning set forth in Section 2.19.

            "York" shall have the meaning set forth in the preamble hereto.

            "York Bronze" shall have the meaning set forth in the Recitals.

            "York Bronze Common Stock" shall have the meaning set forth in
Section 1.01.

            "York Bronze Equipment shall have the meaning set forth in Section 2.07(b)(ii).

            "York Bronze Equipment Instruments" shall have the meaning set forth in Section 2.07(b)(iv).

            "York Bronze Intellectual Property" shall have the meaning set forth in Section 2.11(a).

            "York Bronze Products" shall have the meaning set forth in Section 2.11(a).

            "York Bronze Purchased Shares" shall have the meaning set forth in
Section 1.01.

            "York Bronze Real Property" shall have the meaning set forth in
Section 2.07(a)(i).

            "York Bronze Real Property Instruments" shall have the meaning set forth in Section 2.07(a)(i).

            "York Bronze Registered Intellectual Property" shall have the meaning set forth in Section 2.11(a).

            "York Designee" shall have the meaning set forth in Section 4.05(a).

            "York's knowledge" and similar phrases shall mean the actual personal knowledge of any of Thomas Crawford, Cristen Cline, Daniel Malone, Kenneth Smith, Robert Monteleone or David Beck.

                                   ARTICLE VII
                                  Miscellaneous

            7.01 FURTHER ASSURANCES. From time to time at the request of the other party hereto and without further consideration, Matthews, Empire and York will execute and deliver such further instruments of conveyance and transfer as the other party may reasonably request in order to consummate the transactions contemplated herein.

            7.02 EXPENSES. York will pay from the proceeds of sale all costs and expenses attributable to the performance of and compliance with all agreements and conditions contained in this Agreement to be performed or complied with by York or to be performed or complied with by the Subsidiaries prior to the Closing, including, without limitation, all accounting and legal fees and expenses of York and of each of the Subsidiaries accrued prior to the Closing. Matthews and Empire will pay all costs and expenses attributable to the performance of and compliance with all agreements and conditions contained in this Agreement to be performed or complied with by Matthews and Empire or to be performed by the Subsidiaries after the Closing, including, without limitation, all accounting and legal fees and expenses of Matthews, Empire and of each of the Subsidiaries accrued after the Closing.

            7.03 GOVERNING LAW. This Agreement shall be governed by and construed and enforced in accordance with the laws of the Commonwealth of Pennsylvania.

            7.04 ENTIRE AGREEMENT; MODIFICATION; WAIVER. This Agreement, including the exhibits, schedules and appendices hereto, constitutes the entire Agreement among the parties hereto pertaining to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, of the parties and there are no warranties, representations or other agreements, express or implied, made by any party to any other party in connection with the subject matter hereof except as specifically set forth herein or in documents delivered pursuant hereto. To the fullest extent permitted by law, unless otherwise expressly provided for herein, no supplement, modification, waiver or termination of this Agreement shall be binding unless executed in writing by the party to be bound thereby. No waiver of any provision of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

            7.05 NOTICES. All notices, demands, claims, requests, undertakings, consents, opinions and other communications which may or are required to be given hereunder or with respect hereto shall be in writing, shall be given either by personal delivery or by mail, facsimile transmission (with confirmation of receipt), telegraph, telex or similar means of communication, and shall be deemed to have been given or made when delivered, if personally delivered, and otherwise when received, addressed to the respective parties as follows:

                   If to Matthews or to Empire:

                   Matthews International Corporation
                   Two Northshore Center
                   Pittsburgh, PA 15212
                   Attn:Edward Boyle, CFO
                   Facsimile: 412-442-8290

                   With a copy which shall not constitute notice to:

                   Reed Smith LLP
                   Attn:Pasquale D.  Gentile, Esq.
                   435 Sixth Avenue
                   Pittsburgh, PA 15219
                   Facsimile: 412-288-3063

                   If to York :

                   The York Group, Inc.
                   8554 Katy Freeway
                   Suite 200
                   Houston, TX 77024
                   Attn:Legal Department
                   Facsimile: 713-984-5517


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

                   With a copy which shall not constitute notice to:

                   Locke Liddell & Sapp LLP
                   Attn:David F.  Taylor, Esq.
                   3400 Chase Tower
                   600 Travis Street
                   Houston, TX 77002
                   Facsimile: 713-223-3717

            7.06 COUNTERPARTS. This Agreement may be executed in as many counterparts as may be deemed necessary and convenient, and by the different parties hereto on separate counterparts, each of which, when so executed, shall be deemed an original, but all such counterparts shall constitute but one and the same instrument.

            7.07 MATTERS OF CONSTRUCTION, INTERPRETATION AND THE LIKE.

            (A) CONSTRUCTION. Matthews, Empire and York have participated jointly in the negotiation and drafting of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by Matthews, Empire and York and no presumption or burden of proof shall arise favoring or disfavoring either Matthews, Empire or York because of the authorship of any of the provisions of this Agreement. Any reference to any United States Federal, state, local or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. Unless the context of this Agreement otherwise requires, (a) words of any gender are deemed to include each other gender; (b) words using the singular or plural number also include the plural or singular number, respectively; (c) the terms "hereof," "herein," "hereby," "hereto," and derivative or similar words refer to this entire Agreement; (d) the terms "Article" or "Section" refer to the specified Article or Section of this Agreement; (e) the term "party" means, on the one hand, Matthews, on the other hand, York, (f) the word "including" means "including without limitation"; and (g) all references to "dollars" or "$" refer to currency of the United States of America. The exhibits and schedules specified in this Agreement are incorporated herein by reference and made a part hereof. The article and section headings hereof are for convenience only and shall not affect the meaning or interpretation of this Agreement.

            (B) SEVERABILITY. The invalidity or unenforceability of one or more of the provisions of this Agreement in any situation in any jurisdiction shall not affect the validity or enforceability of any other provision hereof or the validity or enforceability of the offending provision in any other situation or jurisdiction.

            7.08 NO THIRD-PARTY BENEFICIARIES. This Agreement shall not confer any rights or remedies upon any Person other than Matthews, Empire, York, and their respective successors and permitted assigns.

            7.09 SUCCESSION AND ASSIGNMENT. This Agreement shall be binding upon and inure to the benefit of the parties named herein and their respective successors and permitted assigns. No party may assign this Agreement or any of such party's rights, interests or obligations hereunder without the prior written approval of the other parties hereto.

            7.10 TIME OF ESSENCE. With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

            7.11 NONCOMPETITION.

            (a) NON-DISCLOSURE OF CONFIDENTIAL INFORMATION. York agrees to, and to cause its Affiliates to, use commercially reasonable efforts to hold and safeguard the Confidential Information known or held by such Person in trust for the benefit of Matthews, Empire and the Subsidiaries, and agrees that it shall not, without the prior written consent of Matthews or of Empire, misappropriate or disclose or make available to anyone for use outside York at any time, any of the Confidential Information.

            (b) RESTRICTIONS ON COMPETITION. York covenants and agrees for itself and on behalf of its direct and indirect subsidiaries (for so long as they are subsidiaries of York) that for a period of two (2) years following the Closing, such Persons shall not, anywhere in North America, engage, directly or indirectly, whether as principal or as agent, consultant, shareholder (other than as a shareholder of York Bronze and OMC until the Liquidation occurs), or otherwise, alone or in association with any other Person, corporation or other entity, in any Competing Business. For purposes of this Agreement, the term "Competing Business" shall mean the business of manufacturing bronze urns, bronze niche units, or bronze memorial or architectural products. Competing Business shall exclude the use, marketing, distribution and sale of bronze urns, bronze niche units and bronze memorial and architectural products.

            (c) REMEDIES. In the event of a breach by any of York or its Affiliates of the terms of this Section 7.11, Matthews and/or Empire shall be entitled, if it or they shall so elect, to institute legal proceedings to obtain damages for any such breach, or to enforce the specific performance of this Agreement by such Person and to enjoin such Person from any further violation of this Agreement and to exercise such remedies cumulatively or in conjunction with all other rights and remedies provided by law. York acknowledges, however, that the remedies at law for any breach by it of the provisions of this Agreement may be inadequate and that Matthews and/or Empire shall be entitled to injunctive relief against it in the event of any breach.

            (d) AUTHORIZATION TO MODIFY RESTRICTIONS. It is the intention of the parties that the provisions of Section 7.11 hereof shall be enforceable to the fullest extent permissible under applicable law, but that the unenforceability (or modification to conform to such law) of any provision or provisions hereof shall not render unenforceable, or impair, the remainder thereof. If any provision or provisions hereof shall be deemed invalid or unenforceable, either in whole or in part, this Agreement shall be deemed amended to delete or modify, as necessary, the offending provision or provisions and to alter the bounds thereof in order to render it valid and enforceable.

                       [Signature page to follow]

            IN WITNESS WHEREOF, the parties hereto have duly executed this Stock Purchase Agreement or have caused this Stock Purchase Agreement to be duly executed as of the date first above written.


                                       MATTHEWS INTERNATIONAL CORPORATION


                                       By
                                         -------------------------------------

                                       Title
                                            ----------------------------------


                                       EMPIRE STOCK CORP.


                                       By
                                         -------------------------------------

                                       Title
                                            ----------------------------------


                                       THE YORK GROUP, INC.

                                       By
                                         -------------------------------------

                                       Title
                                            ----------------------------------



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